                                                FILED PURSUANT TO RULE 424(b)(2)
                                                (REGISTRATION NO. 333-13457)
                                                (REGISTRATION NO. 333-13457-05)

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1996

                                  $95,331,000

                          [LOGO OF MOBIL CORPORATION]
                           1997-A PASS THROUGH TRUST
                   PASS THROUGH CERTIFICATES, SERIES 1997-A

                               ----------------

  The Pass Through Certificates offered hereby consist of Mobil Corporation Pass Through Certificates, Series 1997-A in the aggregate amount of $95,331,000, which will represent fractional undivided interests in the Mobil Corporation 1997-A Pass Through Trust (the "Pass Through Trust"). The Pass Through Trust will be formed pursuant to a pass through trust agreement and a trust supplement thereto among Mobil Corporation ("Mobil"), Mobil Chemical Finance (Texas) Inc. (the "Lessee") and State Street Bank and Trust Company, as trustee under the Pass Through Trust (the "Pass Through Trustee").

  The property of the Pass Through Trust will consist of one or more secured notes (the "Secured Notes") issued on a nonrecourse basis by an owner trustee (the "Owner Trustee") on behalf of an owner trust pursuant to a leveraged lease transaction to finance approximately 70% of the cost of certain paraxylene production facility assets (the "Facility Assets") located at Mobil's refinery complex in Beaumont, Texas, which will be acquired by the Owner Trustee from an affiliate of Mobil and leased to the Lessee pursuant to a lease agreement (the "Lease").

  Prior to their issuance there has been no market for the Pass Through Certificates and there can be no assurance that one will develop. See "Underwriting" in this Prospectus Supplement.

                                                  (continued on following page)

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT  OR
     THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS  A
      CRIMINAL OFFENSE.

                               ----------------

                   INITIAL
                  SCHEDULED                                           INITIAL
     PASS         PRINCIPAL         FINAL                             PUBLIC
   THROUGH      DISTRIBUTION    DISTRIBUTION    AGGREGATE  INTEREST  OFFERING
 CERTIFICATES       DATE            DATE         AMOUNT      RATE   PRICE(1)(2)
 ------------  --------------- --------------- ----------- -------- -----------
1997-A........ January 2, 1998 January 2, 2014 $95,331,000  7.29%      100%

--------
(1) Plus accrued interest, if any, from May 28, 1997.
(2) Underwriting commissions of $619,651.50 and certain other expenses relating to the offering estimated at $691,348.50 will be paid by the Owner Participant. All of the proceeds from the sale of the Pass Through Certificates will be used to purchase the Secured Notes from the Owner Trustee. Mobil and the Lessee have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                               ----------------

  The Pass Through Certificates offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Pass Through Certificates will be ready for delivery in New York, New York, on or about May 28, 1997, against payment therefor in immediately available funds.

                             GOLDMAN, SACHS & CO.

                               ----------------

            The date of this Prospectus Supplement is May 22, 1997.

  All of the Secured Notes purchased by the Pass Through Trustee will have an interest rate corresponding to the rate applicable to the Pass Through Certificates set forth on the cover of this Prospectus Supplement, and will have a maturity date on or before the final distribution date for the Pass Through Certificates. The Secured Notes will be secured by, among other things, an assignment of certain rights under the Lease, including the right to receive lease rent payable in respect thereof, and a security interest in the Facility Assets. Although the Secured Notes will not be obligations of, or guaranteed by, Mobil or the Lessee, the amounts unconditionally payable by the Lessee under the Lease and irrevocably and unconditionally guaranteed by Mobil will be sufficient to pay in full when due all principal of, premium, if any, and interest on the Secured Notes.

  Interest paid on the Secured Notes held in the Pass Through Trust will be distributed to the Certificateholders on each January 2 and July 2, commencing on July 2, 1997, at the rate per annum set forth on the cover of this Prospectus Supplement until the final distribution date for the Pass Through Trust. Principal paid on the Secured Notes held in the Pass Through Trust will be distributed to the Certificateholders in scheduled amounts on January 2 of certain years, commencing on January 2, 1998, until the final distribution date of the Pass Through Certificates.

  Prior to the maturity thereof, the Secured Notes may be purchased or redeemed under the circumstances and at the prices described in this Prospectus Supplement under "Description of the Secured Notes--Prepayments". Any such purchase or redemption would result in an early distribution of principal paid in respect of the Pass Through Certificates.

  The Pass Through Certificates represent interests in the Pass Through Trust only and all payments and distributions shall be made only from the property of the Pass Through Trust. The Pass Through Certificates do not represent an interest in, obligation of, or guarantee by, Mobil or the Lessee.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PASS THROUGH CERTIFICATES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH PASS THROUGH CERTIFICATES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                    SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus.

                                     MOBIL

  Mobil was incorporated in March 1976 in the State of Delaware and operates primarily as a holding company. Mobil's principal business, which is conducted primarily through wholly-owned subsidiaries, is in the United States and international energy industries. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil, through its subsidiaries, has business interests in over 125 countries as of December 31, 1996. Mobil's principal executive offices are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is (703) 846-3000. Mobil Chemical Finance (Texas) Inc. is a wholly-owned subsidiary of Mobil.

                                  THE OFFERING

GLOSSARY....................  Included at the end of this Prospectus Supplement as Appendix A is a Glossary of certain
                              significant defined terms used herein.

PASS THROUGH TRUST..........  The Mobil Corporation 1997-A Pass Through Trust
                              (the "Pass Through Trust") is to be formed pursuant to a Pass Through Trust Supplement (the "Trust Supplement") to be entered into pursuant to the Pass Through Trust Agreement (the "Basic Agreement" and, together with the Trust Supplement, the "Agreement") among Mobil, the Lessee and State Street Bank and Trust Company, as trustee under the Pass Through Trust (the "Pass Though Trustee").

PASS THROUGH TRUST
PROPERTY....................  The property of the Pass Through Trust will consist of one or more secured notes (each, a "Secured Note" and, collectively, the "Secured Notes") issued on a nonrecourse basis by an owner trustee (the "Owner Trustee") on behalf of an owner trust in a leveraged lease transaction to finance approximately 70% of the cost to the Owner Trustee of certain paraxylene production facility assets (the "Facility Assets") located at Mobil's refinery and chemical complex in Beaumont, Texas. The Facility Assets will be acquired by the Owner Trustee and leased to the Lessee pursuant to a lease agreement (the "Lease"). See "The Facility Assets" in this Prospectus Supplement.

                              The Secured Notes will be issued pursuant to a Trust Indenture, Deed of Trust, Assignment of Lease and Security Agreement (the "Indenture") between the Owner Trustee and State Street Bank and Trust Company, as indenture trustee (the "Indenture Trustee"). The Pass Through Trust will acquire the Secured Notes, which will bear interest at the same rate as the Pass Through Certificates, Series 1997-A (the "Pass Through Certificates") to be issued by the Pass

                              Through Trust. The maturity date of the Secured Notes acquired by the Pass Through Trust will occur on or before the final distribution date of the Pass Through Certificates. The aggregate principal amount of the Secured Notes purchased and held in the Pass Through Trust will be the same as the aggregate principal amount of the Pass Through Certificates issued by the Pass Through Trustee.

BOOK-ENTRY REGISTRATION.....  The Pass Through Certificates will be issued in fully registered form and will be registered in the name of Cede & Co. as the nominee of The Depository Trust Company. No person acquiring an interest in the Pass Through Certificates will be entitled to receive a definitive certificate representing such person's interest in the Pass Through Trust unless definitive certificates are issued, which will only occur under limited circumstances. See "Description of the Certificates--Book-Entry Registration--General" and "Description of the Certificates--Book-Entry Registration--Definitive Certificates" in the accompanying Prospectus.

REGULAR DISTRIBUTION DATES..  July 2, 1997, and thereafter each January 2 and
                              July 2.

SPECIAL DISTRIBUTION DATES..  Any Business Day on which a Special Payment is to be distributed.

RECORD DATES................  The fifteenth day (whether or not a Business Day)
                              preceding a Regular Distribution Date or a Special Distribution Date.

DISTRIBUTIONS...............  All payments of principal, premium, if any, and interest received by the Pass Through Trustee on the Secured Notes will be distributed by the Pass Through Trustee to holders of Pass Through Certificates (the "Certificateholders") on the dates specified below, except in certain cases where such Secured Notes are in default. Payments of principal of and interest on the Secured Notes are scheduled to be received in specified amounts by the Pass Through Trustee on the Regular Distribution Dates specified above and will be distributed to the Certificateholders when received on the corresponding Regular Distribution Date. Payments of principal of, premium, if any, and interest on the Secured Notes resulting from prepayments thereof, if any, will be distributed on a Special Distribution Date after not less than 20 days' notice from the Pass Through Trustee to the Certificateholders. For a discussion of distributions upon an Indenture Event of Default, see "Description of the Certificates--Events of Default and Certain Rights Upon an Event of Default" in the accompanying Prospectus.

PRINCIPAL...................  The Pass Through Trust will hold Secured Notes whose principal is payable in scheduled amounts on January 2 of certain years, commencing January 2, 1998, in accordance with the principal repayment schedule set forth under "Description of the Secured Notes--Principal and Interest Payments" in this Prospectus Supplement.

INTEREST....................  Interest on the Pass Through Certificates will be passed through at the rate per annum indicated on the cover of this Prospectus Supplement, which is the interest rate borne by the Secured Notes to be held in the Pass Through Trust. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

INITIAL AVERAGE LIFE DATE...  The initial average life date for the Pass
                              Through Certificates is October 24, 2007. The average life date for the Pass Through Certificates will change after repayment of principal of the Secured Notes commences.

DENOMINATIONS...............  The Pass Through Certificates will be issued only in integral multiples of $1,000.

PREPAYMENT OF THE SECURED
 NOTES AT A PREMIUM.........
                              The Secured Notes may be redeemed in whole at any time prior to maturity on a Special Distribution Date at a price equal to the unpaid principal amount thereof, together with accrued interest thereon, plus a premium equal to the Make-Whole Amount, if any, if such redemption occurs prior to October 24, 2007 (the "Premium Termination Date"). See "Description of the Secured Notes-- Prepayments" in this Prospectus Supplement for a description of the events allowing the redemption of the Secured Notes, and the manner of computing the Make-Whole Amount, if any.

PREPAYMENT OF THE SECURED
 NOTES WITHOUT A PREMIUM....
                              In the event that an Event of Loss with respect to the Facility Assets shall occur and the Facility Assets are not rebuilt, the Owner Trustee shall redeem the Secured Notes in whole on a Special Distribution Date at a price equal to the unpaid principal amount thereof, together with accrued interest thereon, but without payment of any Make-Whole Amount or other premium.

                              If (i) an Indenture Event of Default resulting from one or more Lease Events of Default shall have occurred and be continuing, during which time the Secured Notes could, but shall not, have been accelerated, (ii) the Indenture Trustee has given the Owner Trustee or the Owner Participant (as defined below) notice of its intent to accelerate such Secured Notes or (iii) such Secured Notes have been accelerated, the Owner Trustee or the Owner Participant may elect to redeem or purchase such Secured Notes, at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon, but without payment of any Make-Whole Amount or other premium.

                              The Secured Notes may be redeemed in whole at any time prior to maturity on a Special Distribution Date at a price equal to the unpaid principal amount thereof, together with accrued interest thereon, but without payment of any Make-Whole Amount or other premium, if such redemption occurs on or after the Premium Termination Date.

                              See "Description of the Secured Notes--
                              Prepayments" in this Prospectus Supplement.

SECURITY FOR THE SECURED
NOTES.......................  The Secured Notes issued under the Indenture will be secured by, among other things, an assignment of certain of the Owner Trustee's rights under the Lease, including the right to receive lease rent, a security interest in the Facility Assets and assignments of the Owner Trustee's rights under the Parent Guaranty and the Ground Lease, in each case excluding Excepted Payments. See "Description of the Pass Through Certificates" and "Description of the Secured Notes--Security" in this Prospectus Supplement and "Description of the Certificates" and "Description of the Secured Notes--Security" in the accompanying Prospectus.

                              Although the Secured Notes are not direct obligations of, or guaranteed by, the Lessee or Mobil, the amounts unconditionally payable by the Lessee to lease the Facility Assets pursuant to the Lease, which amounts are irrevocably and unconditionally guaranteed by Mobil pursuant to the Parent Guaranty and assigned to the Indenture Trustee, will be sufficient to pay in full when due all scheduled payments of principal of, premium, if any, and interest on the Secured Notes. See "Description of the Secured Notes-- General" in this Prospectus Supplement and in the accompanying Prospectus.

ADDITIONAL NOTES............  Under certain circumstances, additional Secured
                              Notes ("Additional Notes") may be issued under the Indenture to finance the cost of certain alterations, modifications, additions or improvements to the Facility Assets. Any such Additional Notes will not rank senior, but may be subordinate, to the outstanding Secured Notes issued in respect of this Offering. No Certificateholder as such will have any right to, or interest in, any Additional Note. See "Description of the Secured Notes--Additional Notes" and "Description of the Secured Notes--The Lease--Modifications and Alterations" in this Prospectus Supplement.

THE PARENT GUARANTY.........  Mobil will enter into the Parent Guaranty pursuant to which it will irrevocably and unconditionally guarantee all obligations of the Lessee under the Lease and the other Operative Documents. See "Description of the Secured Notes--The Parent Guaranty" in this Prospectus Supplement.

USE OF PROCEEDS.............  The proceeds from the sale of the Pass Through
                              Certificates will be used at the closing of the Offering to purchase the Secured Notes issued by the Owner Trustee in order to finance a portion of the cost of the Facility Assets to the Owner Trustee. See "Use of Proceeds and Outline of the Transaction" in this Prospectus Supplement.

PASS THROUGH TRUSTEE........  State Street Bank and Trust Company will act as
                              Pass Through Trustee, paying agent and registrar for the Pass Through Certificates. State Street Bank and Trust Company will also act as Indenture Trustee under the Indenture.

FEDERAL INCOME TAX
 CONSEQUENCES...............  The Pass Through Trust will be classified as a grantor trust for federal income tax purposes. Thus, each Certificateholder will be treated as the owner of a pro rata undivided interest in the Secured Notes and any other property held in the Pass Through Trust and will be required to report on its federal income tax return its pro rata share of income from the Secured Notes and any such other property held in the Pass Through Trust in accordance with such Certificateholder's method of accounting. See "Federal Income Tax Consequences" in this Prospectus Supplement and in the accompanying Prospectus.


ERISA CONSIDERATIONS........  The Pass Through Certificates, with certain exceptions, are eligible for purchase by employee benefit plans. See "ERISA Considerations" in this Prospectus Supplement and in the accompanying Prospectus.

                               MOBIL CORPORATION

  Mobil was incorporated in the State of Delaware in March 1976 and operates primarily as a holding company. Mobil's principal business, which is conducted primarily through wholly-owned subsidiaries, is in the United States and international energy industries. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil, through its subsidiaries, has business interests in over 125 countries as of December 31, 1996. The principal executive offices of Mobil are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is
(703) 846-3000.

                      MOBIL CHEMICAL FINANCE (TEXAS) INC.

  The Lessee is a wholly-owned special purpose finance subsidiary of Mobil incorporated in the State of Delaware. The Lessee has no business activities other than leasing the Facility Assets pursuant to the Lease and subleasing the Facility Assets as permitted by the Lease. Its offices are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is
(703) 846-3000.

                      CAPITALIZATION OF MOBIL CORPORATION

  The following table sets forth the unaudited capitalization of Mobil and its consolidated subsidiaries as of March 31, 1997, prepared in accordance with generally accepted accounting principles ("GAAP").

                                                                       AS OF
                                                                     MARCH 31,
                                                                       1997
                                                                   -------------
                                                                   (IN MILLIONS)
Short-term debt..................................................     $ 3,971
Long-term debt...................................................       4,386
Preferred stock (ESOP-related), 102,894 shares authorized, 87,240
 shares issued and outstanding(a)................................         678
Unearned employee compensation (ESOP-related)....................        (355)
Common stock, par value $2.00 per share, 600 million shares
 authorized,
 446,428,336 shares issued(a)....................................         893
Capital surplus..................................................       1,512
Earnings retained in the business................................      19,503
Cumulative foreign exchange translation adjustment...............        (378)
Common stock held in treasury, at cost--52,425,850 shares........      (2,723)
                                                                      -------
    Total capitalization.........................................     $27,487
                                                                      =======

--------
(a) On May 8, 1997, Mobil's stockholders approved an increase in Mobil's authorized Common Stock from 600,000,000 shares, par value $2.00 per share, to 1,200,000,000 shares, par value $1.00 per share. With this increase, Mobil split its Common Stock two-for-one with the record date and the distribution date therefor being May 20, 1997 and June 24, 1997, respectively. In conjunction with the stock split, a special dividend was declared on Mobil's Preferred Stock that will double the number of outstanding shares of that stock and halve the liquidation value per share to $3,807.50. The capitalization table has not been adjusted to reflect the increase in the authorized Common Stock and the effects of the stock split.

            RATIO OF EARNINGS TO FIXED CHARGES OF MOBIL CORPORATION

                                                                    THREE MONTHS
                                                                       ENDED
                                          YEAR ENDED DECEMBER 31,    MARCH 31,
                                         -------------------------- ------------
                                         1992 1993   1994 1995 1996     1997
                                         ---- -----  ---- ---- ---- ------------
Ratio of Earnings to Fixed Charges...... 3.9  5.7(a) 5.3  5.9  7.8      8.6

--------
(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

  For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent income before change in accounting principle(s) decreased or increased by the excess or short-fall of earnings over dividends from equity affiliates plus income taxes and fixed charges, excluding capitalized interest. Fixed charges represent interest and amortization of debt discount expense (including capitalized interest) and the portion of rents deemed representative of the interest factor.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION OF MOBIL CORPORATION

  The following selected financial data of Mobil as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 are derived from its audited consolidated financial statements. The following selected financial data for the three-month period ended March 31, 1997 are derived from unaudited condensed consolidated financial statements prepared in accordance with GAAP. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Mobil considers necessary for a fair presentation of its financial position and results of operations for this period. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

                             YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED
                           ----------------------------------     MARCH 31,
                            1994         1995         1996           1997
                           -------     ---------    --------- ------------------
                                  (IN MILLIONS)                 (IN MILLIONS)
Revenues.................  $67,383     $  75,370    $  81,503      $16,186
Income before change in
 accounting principle(a).    1,759         2,376(a)     2,964          826
Cumulative effect of
 change in accounting
 principle(b)............     (680)(b)       --           --           --
Net income(a)............    1,079         2,376(a)     2,964          826
                                       AS OF DECEMBER 31,
                                       ----------------------  AS OF MARCH 31,
                                         1995         1996           1997
                                       ---------    --------- ------------------
                                          (IN MILLIONS)         (IN MILLIONS)
Total assets.....................        $42,138      $46,408      $44,026
Long-term debt...................          4,629        4,450        4,386

--------
(a) In 1995, Mobil changed its method of accounting for the impairment of long-lived assets.
(b) Effective January 1, 1994, Mobil changed the method of accounting it uses to apply the lower of cost or market test for its crude oil and product inventories.

                              THE FACILITY ASSETS

  The Facility Assets consist of those pipes, tanks, machinery, equipment and other items that comprise a new paraxylene manufacturing facility located at Mobil's refinery and chemical complex in Beaumont, Texas (the "Refinery"), and will utilize a new proprietary process developed by Mobil to produce paraxylene and benzene. Paraxylene is an aromatics product which is a basic building block of polyester fibers and resins, and is used in the manufacture of polyester textiles, cord, film, packaging materials and engineered plastics. The principal feedstock for the Facility Assets will be toluene, which will be supplied from the Refinery and third-party suppliers, as needed.

                USE OF PROCEEDS AND OUTLINE OF THE TRANSACTION

  The Pass Through Certificates are being issued and sold to finance the debt portion of a leveraged lease transaction to be entered into by the Lessee with respect to the Facility Assets.

  Upon the closing of the Offering, the proceeds from the sale of the Pass Through Certificates will be used by the Pass Through Trustee, on behalf of the Pass Through Trust, to purchase the Secured Notes issued under the Indenture by Wilmington Trust Company, acting not in its individual capacity (except as expressly set forth in the Operative Documents), but solely in its capacity as owner trustee (the "Owner Trustee") under a trust agreement between it and an institutional investor (the "Owner Participant"). The proceeds of the issuance of the Secured Notes will be applied by the Owner Trustee to finance approximately 70% of the cost of the Facility Assets to the Owner Trustee. The Facility Assets will be purchased by the Owner Trustee on behalf of the Owner Participant from Mobil Oil Corporation ("Mobil Oil"), a wholly-owned subsidiary of Mobil. The portion of the cost to the Owner Trustee of the Facility Assets not provided from the proceeds of the issuance of the Secured Notes will be provided by the Owner Participant. The Owner Participant will not be personally liable for any amount payable under the Secured Notes.

  Simultaneously with the sale of the Facility Assets to the Owner Trustee, the Owner Trustee will lease the Facility Assets to the Lessee pursuant to the Facility Assets Lease Agreement between the Owner Trustee and the Lessee (the "Lease") for an initial term of approximately 20 years. Also simultaneously with such sale, pursuant to a ground lease (the "Ground Lease"), Mobil Oil, as ground lessor (the "Ground Lessor"), will lease the land on which the Facility Assets are located and grant certain non-exclusive easements to premises at the Refinery necessary for the operation of the Facility Assets in the manner contemplated by the Lease (such easements, together with such land, the "Site") to the Owner Trustee. The Ground Lease will have a term of approximately 30 years. Pursuant to the Lease, the Owner Trustee will immediately sublease the Site to the Lessee for a term coextensive with the term of the Lease. The Owner Trustee's leasehold interest in the Site, together with the Owner Trustee's title to the Facility Assets, is referred to collectively as the "Facility". See "Description of the Secured Notes--The Ground Lease" in this Prospectus Supplement. Because the Facility is located at the Refinery, following a request by the Owner Trustee, the Lessee may be required to enter into (or to cause an appropriate Mobil affiliate to enter into) certain support agreements (the "Support Agreements") providing for the grant of certain access rights and the supply of certain goods and services to the Owner Trustee (or a permitted successor) for use in the production of paraxylene at the Facility following the expiration or termination of the Lease. See "Description of the Secured Notes--The Participation Agreement" in this Prospectus Supplement. Mobil will enter into the Parent Guaranty pursuant to which it will irrevocably and unconditionally guarantee the obligations of the Lessee under the Lease and the other Operative Documents (including its obligations in respect of the Support Agreements).

                              DIAGRAM OF PAYMENTS

  The following diagram illustrates certain aspects of the ongoing payment flows in this transaction among Mobil, the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Certificateholders.

  The Lessee will lease the Facility Assets from the Owner Trustee under the Lease, pursuant to which the Lessee will pay periodic rent and certain other amounts to the Owner Trustee. The Secured Notes issued by the Owner Trustee under the Indenture will be secured by, among other things, an assignment to the Indenture Trustee of certain rights of the Owner Trustee under the Lease and the Parent Guaranty and a security interest in the Facility Assets. See "Description of the Secured Notes--Security" in this Prospectus Supplement. As a result of this assignment of the Lease, the Lessee will make periodic rental payments for the Facility Assets directly to the Indenture Trustee, which, in turn, will apply such payments to pay the scheduled payments of principal and interest on the Secured Notes issued under the Indenture and held in the Pass Through Trust. The balance of payments under the Lease will be paid over by the Indenture Trustee to the Owner Trustee for the benefit of the Owner Participant. The Pass Through Trustee will distribute to Certificateholders all payments received in respect of the Secured Notes held in the Pass Through Trust, including payments, if any, made by Mobil under the Parent Guaranty.


                             [Diagram of Payments]

                 DESCRIPTION OF THE PASS THROUGH CERTIFICATES

  The Pass Through Certificates offered hereby will be issued by the Pass Through Trustee pursuant to the terms of the Agreement. The following summary of the particular terms of the Pass Through Certificates supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Pass Through Certificates set forth in the accompanying Prospectus under the caption "Description of the Certificates". The statements under this caption are a summary and do not purport to be complete. The summary makes use of terms defined in, and is qualified in its entirety by reference to all of, the provisions of the Basic Agreement, a form of which has been filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part, and to all of the provisions of the Trust Supplement, a form of which, together with the forms of the Participation Agreement, the Secured Notes, the Indenture, the Lease, the Parent Guaranty, the Ground Lease and the Trust Agreement, will be filed by Mobil with the Commission as exhibits to a Current Report on Form 8-K. The summary should be read in conjunction with the statements under the caption "Description of the Certificates" in the accompanying Prospectus.

PAYMENTS AND DISTRIBUTIONS

  The Pass Through Certificates will be issued in fully registered form and will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. No person acquiring an interest in the Pass Through Certificates will be entitled to receive a definitive certificate representing such person's interest in the Pass Through Trust unless definitive certificates are issued under the limited circumstances described under the caption "Description of the Certificates--Book-Entry Registration--Definitive Certificates" in the accompanying Prospectus.

  Payments of principal, premium, if any, and interest on the Secured Notes held in the Pass Through Trust will be distributed by the Pass Through Trustee to Certificateholders on each Regular Distribution Date and each Special Distribution Date as described in the following two paragraphs, except in certain cases when the Secured Notes are in default. See "Description of the Certificates--Events of Default and Certain Rights Upon an Event of Default" in the accompanying Prospectus. Payments of interest on the Secured Notes are scheduled to be received by the Pass Through Trustee on January 2 and July 2 of each year, commencing on July 2, 1997, until the final distribution date for the Pass Through Trust. Payments of principal on the Secured Notes are scheduled to be received by the Pass Through Trustee on January 2 in certain years, commencing on January 2, 1998 (such scheduled payments of principal and interest on the Secured Notes are herein referred to as "Scheduled Payments", and January 2 and July 2 of each year (until the final distribution date) are herein referred to as "Regular Distribution Dates"). Scheduled Payments of principal on the Secured Notes held in the Pass Through Trust are set forth in this Prospectus Supplement under the caption "Description of the Secured Notes--Principal and Interest Payments".

  The Pass Through Trustee will distribute on each Regular Distribution Date all Scheduled Payments the receipt of which is confirmed by the Pass Through Trustee on such Regular Distribution Date. Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of a Scheduled Payment of principal and interest made on the Secured Notes. Each such distribution in respect of a Scheduled Payment will be made by the Pass Through Trustee to the holders of record of the Pass Through Certificates on the 15th day preceding such Regular Distribution Date, subject to certain exceptions. If a Scheduled Payment is not received by the Pass Through Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received by the Pass Through Trustee to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

  Payments of principal, premium, if any, and interest received by the Pass Through Trustee on account of the redemption, if any, of the Secured Notes, and payments received by the Pass Through

Trustee following a default in respect of the Secured Notes (including payments received by the Pass Through Trustee on account of the purchase by the Owner Trustee or the Owner Participant of the Secured Notes, the sale by the Pass Through Trustee of the Secured Notes or the exercise of remedies under the Indenture by the Indenture Trustee) ("Special Payments") will be distributed on, in the case of a redemption or a purchase, the date of such redemption or purchase, which shall be a Business Day, and otherwise, except as described in the next paragraph, 20 days after the Pass Through Trustee has confirmed receipt of the funds for such Special Payment (or the next Business Day after such 20th day if such date is not a Business Day) (each, a "Special Distribution Date"). The Pass Through Trustee will mail notice to the Certificateholders not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Pass Through Trustee stating such anticipated Special Distribution Date. Each distribution of a Special Payment, other than the final distribution, on a Special Distribution Date will be made by the Pass Through Trustee to the Certificateholders of record on the 15th day next preceding such Special Distribution Date. See "Description of the Secured Notes--Prepayments" in this Prospectus Supplement and "Description of the Certificates--Events of Default and Certain Rights Upon an Event of Default" in the accompanying Prospectus.

  In the event that, on the issuance date of the Pass Through Certificates, all of the proceeds from the sale of the Pass Through Certificates are not used to purchase the Secured Notes, such Secured Notes may be purchased by the Pass Through Trustee at any time on or prior to July 28, 1997. In such event, the Pass Through Trustee will hold such proceeds from the sale of the Pass Through Certificates that are not used to purchase Secured Notes in an escrow account pending the purchase of the Secured Notes not so purchased. Such proceeds will be invested in certain specified investments having maturity dates in no event later than July 28, 1997 at the discretion and risk of, and for the account of, the Lessee, which will be responsible for any losses on such investments. To the extent that any amount of the proceeds from the sale of any Pass Through Certificates held in the escrow account referred to above is not used to purchase Secured Notes on or prior to July 28, 1997, such amount will be distributed by the Pass Through Trustee to the holders of record of the Pass Through Certificates on a pro rata basis upon not less than 20 days' prior notice to them as a Special Payment on a Special Distribution Date not later than August 17, 1997, together with interest thereon at a rate equal to the rate applicable to such Pass Through Certificates, but without premium, and the Lessee will pay to the Pass Through Trustee on such date an amount equal to such interest.

POOL FACTORS

  As of the date of issuance of the Pass Through Certificates by the Pass Through Trustee, and assuming that all proceeds are used to purchase Secured Notes on or before July 28, 1997 and that no redemption, purchase, default or certain actions taken following a default thereon in respect of the Secured Notes shall occur, the aggregate scheduled repayments of principal of the Secured Notes for the Pass Through Trust, and the resulting Pool Factors for the Pass Through Trust after taking into account each such repayment, are set forth below:

                           PASS THROUGH TRUST, 1997-A

                                              SCHEDULED PRINCIPAL
      REGULAR DISTRIBUTION DATE            PAYMENTS ON SECURED NOTES POOL FACTOR
      -------------------------            ------------------------- -----------
      July 2, 1997........................        $         0         1.0000000
      January 2, 1998.....................          1,614,162         0.9830678
      July 2, 1998........................                  0         0.9830678
      January 2, 1999.....................          2,837,144         0.9533068
      July 2, 1999........................                  0         0.9533068
      January 2, 2000.....................          3,038,046         0.9214384
      July 2, 2000........................                  0         0.9214384
      January 2, 2001.....................          3,259,594         0.8872461
      July 2, 2001........................                  0         0.8872461
      January 2, 2002.....................          3,497,263         0.8505606
      July 2, 2002........................                  0         0.8505606
      January 2, 2003.....................          3,752,262         0.8112002
      July 2, 2003........................                  0         0.8112002
      January 2, 2004.....................          9,815,020         0.7082430
      July 2, 2004........................                  0         0.7082430
      January 2, 2005.....................          4,919,940         0.6566339
      July 2, 2005........................                  0         0.6566339
      January 2, 2006.....................          5,292,171         0.6011203
      July 2, 2006........................                  0         0.6011203
      January 2, 2007.....................          7,921,045         0.5180304
      July 2, 2007........................                  0         0.5180304
      January 2, 2008.....................          3,853,628         0.4776067
      July 2, 2008........................                  0         0.4776067
      January 2, 2009.....................                  0         0.4776067
      July 2, 2009........................                  0         0.4776067
      January 2, 2010.....................          7,744,398         0.3963698
      July 2, 2010........................                  0         0.3963698
      January 2, 2011.....................          9,395,839         0.2978096
      July 2, 2011........................                  0         0.2978096
      January 2, 2012.....................         10,106,558         0.1917942
      July 2, 2012........................                  0         0.1917942
      January 2, 2013.....................         10,871,036         0.0777595
      July 2, 2013........................                  0         0.0777595
      January 2, 2014.....................          7,412,894         0.0000000

                       DESCRIPTION OF THE SECURED NOTES

  The following summary of the particular terms and provisions of the Secured Notes supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Secured Notes set forth in the accompanying Prospectus under the heading "Description of the Secured Notes". The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Participation Agreement, the Secured Notes, the Indenture, the Lease, the Parent Guaranty, the Ground Lease and the Trust Agreement, forms of which will be filed by Mobil with the Commission as exhibits to a Current Report on Form 8-K. The summaries should be read in conjunction with the statements under the heading "Description of the Secured Notes" in the accompanying Prospectus.

GENERAL

  The Secured Notes will be issued under an Indenture between the Owner Trustee and State Street Bank and Trust Company, as Indenture Trustee.

  The Owner Trustee will lease the Facility Assets to the Lessee pursuant to the Lease. Under the Lease, the Lessee is obligated to pay rent ("Basic Rent") to the Indenture Trustee on behalf of the Owner Trustee in installments that are at least sufficient to pay the scheduled installments of principal and interest due and payable on the Secured Notes. The Secured Notes are not, however, a direct obligation of, or guaranteed by, the Lessee or Mobil. The Lessee's obligations under the Lease and the other Operative Documents to which it is a party are general obligations of the Lessee and are irrevocably and unconditionally guaranteed by Mobil under the Parent Guaranty.

PRINCIPAL AND INTEREST PAYMENTS

  The Maturity Date and aggregate principal amount of the Series 1997-A Secured Notes to be held in the Pass Through Trust are January 2, 2014 and $95,331,000, respectively.

  Interest on each Secured Note will be payable on the unpaid principal amount of such Secured Note at the rate per annum indicated on the face of such Secured Note on each Regular Distribution Date for which interest is payable thereon. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. The principal on the Secured Notes held in the Pass Through Trust will be payable as set forth below.

              SCHEDULE OF PRINCIPAL PAYMENTS ON THE SECURED NOTES

                                                             SCHEDULED PAYMENTS
      REGULAR DISTRIBUTION DATE                                    OF PRINCIPAL
      -------------------------                              ------------------
      July 2, 1997..........................................        $         0
      January 2, 1998.......................................          1,614,162
      July 2, 1998..........................................                  0
      January 2, 1999.......................................          2,837,144
      July 2, 1999..........................................                  0
      January 2, 2000.......................................          3,038,046
      July 2, 2000..........................................                  0
      January 2, 2001.......................................          3,259,594
      July 2, 2001..........................................                  0
      January 2, 2002.......................................          3,497,263
      July 2, 2002..........................................                  0
      January 2, 2003.......................................          3,752,262
      July 2, 2003..........................................                  0
      January 2, 2004.......................................          9,815,020
      July 2, 2004..........................................                  0
      January 2, 2005.......................................          4,919,940
      July 2, 2005..........................................                  0
      January 2, 2006.......................................          5,292,171
      July 2, 2006..........................................                  0
      January 2, 2007.......................................          7,921,045
      July 2, 2007..........................................                  0
      January 2, 2008.......................................          3,853,628
      July 2, 2008..........................................                  0
      January 2, 2009.......................................                  0
      July 2, 2009..........................................                  0
      January 2, 2010.......................................          7,744,398
      July 2, 2010..........................................                  0
      January 2, 2011.......................................          9,395,839
      July 2, 2011..........................................                  0
      January 2, 2012.......................................         10,106,558
      July 2, 2012..........................................                  0
      January 2, 2013.......................................         10,871,036
      July 2, 2013..........................................                  0
      January 2, 2014.......................................          7,412,894

  If any date scheduled for any payment of principal of, premium, if any, or interest on any Secured Note is not a Business Day, such payment may be made on the next succeeding Business Day without any additional interest. (Indenture, Section 2.03(b))

PREPAYMENTS

  In the event that an Event of Loss shall occur with respect to the Facility Assets (unless the Lessee shall have elected to rebuild the Facility Assets in accordance with the Lease), the Owner

Trustee shall redeem, on a Special Distribution Date, all the outstanding Secured Notes, at a redemption price equal to 100% of the unpaid principal amount thereof, together with any accrued and unpaid interest thereon to, but not including, the date of redemption, but without the payment of any Make-Whole Amount or other premium. See "Description of the Secured Notes--The Lease--Event of Loss" in this Prospectus Supplement. (Indenture, Section 3.02(a); Lease, Section 12.2(a))

  In the event that the Lessee exercises any of its rights to terminate the Lease or to purchase the Facility Assets (without assuming the rights and obligations of the Owner Trustee with respect to the Secured Notes), the Owner Trustee shall redeem, on a Special Distribution Date, all the outstanding Secured Notes, at a redemption price equal to 100% of the unpaid principal amount thereof, together with any accrued and unpaid interest thereon to, but not including, the date of redemption, plus, if such redemption is made prior to the Premium Termination Date, a premium equal to the Make-Whole Amount, if any, with respect to such Secured Notes, and otherwise without premium. See "Description of the Secured Notes--The Lease--Termination" and "Description of the Secured Notes--The Lease--Lessee Purchase Options" in this Prospectus Supplement. (Indenture, Section 3.02; Lease, Sections 6 and 7) If, in the case of certain early terminations of the Lease, a proposed sale of the Facility Assets on a lease termination date is not completed, the corresponding redemption will not take place and any notice of redemption will be deemed revoked. (Indenture, Section 3.10)

  At any time the Owner Trustee may, with the prior written consent of the Lessee, redeem in whole all the outstanding Secured Notes, at a redemption price equal to 100% of the unpaid principal amount thereof, together with any accrued and unpaid interest thereon to, but not including, the date of redemption, plus, if such redemption is made prior to the Premium Termination Date, a premium equal to the Make-Whole Amount, if any, with respect to such Secured Notes, and otherwise without premium. (Indenture, Section 3.05) If notice of such a redemption shall have been given in connection with a refinancing of the Secured Notes, such notice may be revoked not later than three Business Days prior to the proposed redemption date. (Indenture, Section 3.10)

  In addition, the Secured Notes are subject to purchase or redemption in whole by the Owner Trustee or Owner Participant, on any Special Distribution Date if (i) an Indenture Event of Default resulting from one or more Lease Events of Default shall have occurred and be continuing, during which time the Secured Notes could, but shall not, have been accelerated, (ii) the Indenture Trustee shall have given the Owner Trustee or the Owner Participant notice of its intent to accelerate the Secured Notes or (iii) the Secured Notes shall have been accelerated, at a price equal to the aggregate unpaid principal amount thereof, together with any accrued and unpaid interest thereon to, but not including, the date of purchase or redemption, but without the payment of any Make-Whole Amount or other premium. (Indenture, Section 3.06)

  The "Make-Whole Amount", if any, with respect to the Secured Notes shall be determined as of the fourth Business Day prior to the applicable redemption date, and shall equal the excess, if any, of (i) the sum of the present values of all remaining scheduled payments of principal and interest from the applicable redemption date to the maturity of the Secured Notes, discounted semiannually on each January 2 and July 2 at a rate equal to the Treasury Rate (as defined below) plus .10%, based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of the Secured Notes, plus accrued but unpaid interest on the Secured Notes (but not any accrued interest in default) to the redemption date. The Make-Whole Amount, if any, payable with respect to any Secured Note will be determined by an independent investment banking institution of national standing selected by the Lessee.

  The "Treasury Rate" means, with respect to each Secured Note to be redeemed or purchased, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity of U.S. Treasury securities maturing on the Average Life Date (as defined below) of such Secured Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of U.S. Treasury securities (a) one maturing as close as possible to, but earlier than, the Average Life Date of such Secured Note and (b) the other maturing as close as possible to, but later than, the Average Life Date of such Secured Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Secured Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the fourth Business Day prior to the redemption date.

  The "Average Life Date" for any Secured Note to be redeemed shall be the date which follows the redemption date by a period equal to the Remaining Weighted Average Life at the redemption date of such Secured Note. The "Remaining Weighted Average Life" of such Secured Note at the redemption date of such Secured Note is the number of days determined by dividing (a) the sum of the products obtained by multiplying (i) the amount of each remaining principal payment on such Secured Note by (ii) the number of days from and including the redemption date to but excluding the scheduled payment date of such principal payment by (b) the then unpaid principal amount of such Secured Note.

SECURITY

  The Secured Notes issued under the Indenture are secured by, among other things, (i) an assignment by the Owner Trustee to the Indenture Trustee of the Owner Trustee's rights under the Lease (other than rights in respect of Excepted Payments), including the right to receive all payments of rent thereunder, (ii) a security interest granted by the Owner Trustee to the Indenture Trustee in the Facility Assets (other than the interests of the Lessee under the Lease), (iii) an assignment by the Owner Trustee to the Indenture Trustee of certain of the Owner Trustee's rights under the Parent Guaranty (other than rights in respect of Excepted Payments) and (iv) an assignment by the Owner Trustee to the Indenture Trustee of the Owner Trustee's leasehold and easement interests in the Site created by the Ground Lease. (Indenture, Granting Clause)

  So long as no Indenture Event of Default has occurred and is continuing, the Owner Trustee will be entitled to exercise all of its rights under the Lease and the other Operative Documents, subject to certain specific exceptions (including with respect to amendments, waivers, modifications and consents relating to specified provisions of certain of the Operative Documents). The assignment by the Owner Trustee to the Indenture Trustee of its rights under the Lease and the other Operative Documents also excludes its rights in respect of Excepted Payments. (Indenture, Granting Clause, Sections 6.08
and 9.02)

  Funds, if any, held from time to time by the Indenture Trustee pursuant to any Operative Document will be invested and reinvested in Permitted Investments by the Indenture Trustee at the direction of the Lessee acting as agent of the Owner Trustee. The Lessee, on behalf and as agent of the Owner Trustee, is required to pay on demand to the Indenture Trustee the amount of any loss resulting from any such investment. So long as no Lease Event of Default has occurred and is continuing under the Lease, the Lessee is entitled to receive any profits made from such investments. (Lease, Section 19.7; Indenture, Section 7.04)

ADDITIONAL NOTES

  Additional Secured Notes ("Additional Notes") may be issued under and secured by the Indenture, at any time and from time to time, to finance the cost of certain modifications, alterations, additions and improvements to the Facility Assets ("Modifications"); provided that certain conditions set forth in the Indenture are satisfied, including, among other things, that (i) after giving effect to the issuance of the Additional Notes, the aggregate principal amount of all Secured Notes outstanding will not exceed 85% of the Fair Market Sales Value of the Facility Assets (after giving effect to such Modifications), (ii) the date of maturity of the Additional Notes will not extend beyond the end of the Basic Lease Term (or if the Lessee shall have exercised an option to renew the Lease, the applicable Renewal Term), (iii) no Lease Event of Default or Indenture Event of Default will have occurred and be continuing on the date of issuance of the Additional Notes, (iv) the Indenture Trustee will have received opinions as to the enforceability of the transaction and the creation and perfection of the security interest in such Modifications and (v) the terms of the Additional Notes, except for the terms of payment, will be substantially the same as the other outstanding Secured Notes. Any such Additional Notes may be issued to persons or entities other than the Pass Through Trustee. (Indenture, Section 2.08)

  The terms, conditions and designations of any Additional Notes will be set forth in a supplement to the Indenture. Additional Notes will not rank senior in any respect, but may be subordinate, to the outstanding Secured Notes issued in respect of the Pass Through Certificates sold pursuant to this Offering. (Indenture, Section 2.08)

LIMITATION OF LIABILITY

  The Secured Notes issued under the Indenture are not direct obligations of, or guaranteed by, the Lessee, the Owner Trustee, the Owner Participant, or Mobil. None of the Owner Trustee, the Owner Participant or the Indenture Trustee, or any affiliates thereof, shall be personally liable to any holder of the Secured Notes or, in the case of the Owner Trustee and the Owner Participant, to the Indenture Trustee for any amounts payable under any Secured Notes or, except as provided in the Operative Documents, for any liability under the Indenture. All payments of principal of, premium, if any, and interest on the Secured Notes (other than payments made in connection with an optional redemption or purchase by the Owner Trustee or the Owner Participant) will be made only from the assets subject to the lien of the Indenture or the income and proceeds received by the Indenture Trustee therefrom (including payments made by the Lessee under the Lease and payments, if any, made by Mobil under the Parent Guaranty). (Indenture, Section 2.02)

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  The Lessee will be prohibited from consolidating with or merging with any other corporation or transferring substantially all of its assets to another corporation unless, among other things, (a) the Lessee is the continuing corporation or the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall assume the due and punctual performance and observance of all of the covenants and obligations of the Lessee under each Operative Document to which the Lessee is a party, (b) on the date of such transaction, certain material Lease Events of Default shall not have occurred and be continuing and (c) after giving effect to such transaction, the Parent Guaranty remains in full force and effect and constitutes a full and unconditional guaranty by Mobil of the successor corporation's obligations under the Lease and each other Operative Document to which the Lessee is a party. (Participation Agreement, Section 10.4)

  Pursuant to the Parent Guaranty, Mobil will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets to another corporation, unless Mobil is the continuing corporation or such successor or transferee expressly and unconditionally assumes the due and punctual performance and observance of all covenants and obligations of Mobil under the Parent Guaranty.

INDENTURE EVENTS OF DEFAULT, CURE, NOTICE AND WAIVER

  Indenture Events of Default include: (a) a Lease Event of Default (other than a Lease Event of Default arising from the failure to make an Excepted Payment) that shall have occurred and be continuing, (b) a default by the Owner Trustee in making payments when due of principal of, Make-Whole Amount, if any, or interest on any Secured Notes and continuance of that default for 10 Business Days, (c) failure by the Owner Trustee or the Owner Participant to perform or observe in any material respect any covenant or agreement contained in the Indenture or any other Operative Document (other than the Tax Indemnity Agreement) which shall have continued for a period of 30 days after receipt of notice by the Owner Trustee or the Owner Participant from the Indenture Trustee or from holders of Secured Notes owning at least 25% in principal amount of Secured Notes outstanding specifying such failure and requiring it to be remedied (or if such failure is remediable and the Owner Trustee or the Owner Participant is diligently attempting to remedy such failure, such failure shall continue for a period of 180 days after receipt of notice thereof), (d) any representation or warranty made by the Owner Trustee or the Owner Participant in the Participation Agreement being inaccurate in any material respect as of the date made unless such inaccurate representation or warranty shall not be material to the recipient thereof at the time the notice referred to below is received by the Owner Trustee or the Owner Participant or any material adverse effect is cured or corrected within 30 days after receipt of written notice to the Owner Trustee or the Owner Participant from the Indenture Trustee or from holders of Secured Notes owning at least 25% in principal amount of Secured Notes outstanding; provided that, if such material adverse effect is capable of being remedied and the Owner Trustee or the Owner Participant is diligently attempting to remedy such effect, such person shall have 90 days after receipt of written notice thereof to remedy such material adverse effect and (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Owner Participant or the Owner Trustee. (Indenture, Section 5.02)

  If the Lessee fails to make any Basic Rent payment under the Lease within 10 Business Days after the same has become due, the Indenture Trustee may not exercise remedies under the Lease or declare the Secured Notes to be due and payable or exercise any other remedies under the Indenture until 11 days after the 10th Business Day of such failure. If the Owner Trustee furnishes to the Indenture Trustee the amount of such Basic Rent payment, together with interest thereon on account of the delayed payment thereof, within such 11-day period, the Indenture Trustee and holders of the outstanding Secured Notes may not exercise any remedies otherwise available under the Indenture or the Lease as the result of such failure. The Owner Trustee's rights to cure an Indenture Event of Default resulting from the failure of the Lessee to pay Basic Rent under the Lease will be limited to the right to cure an aggregate of six such defaults, or three such consecutive defaults, under the Lease and may only be exercised as long as no Indenture Event of Default has occurred and is continuing under the Indenture (other than arising from such failure to pay Basic Rent). The Owner Trustee or the Owner Participant may also cure any other default by the Lessee in the performance of its obligations under the Lease and the other Operative Documents and any other Lease Event of Default if (but only if) the performance or observance of such obligations or the cure of such Lease Event of Default can be effected by the payment of money alone. Such cure rights may be exercised as long as no other Indenture Event of Default has occurred and is continuing under the Indenture at any time prior to the day which is the later of (x) the 11th day subsequent to the date notice of such default or Lease Event of Default is delivered by the Indenture Trustee to the Owner Trustee or the Owner Participant and (y) the 11th day subsequent to the expiration of any applicable grace period with respect to such default or Lease Event of Default; provided that neither the Owner Participant nor the Owner Trustee shall have any right to cure any such Lease Event of Default if the amounts previously expended (and unreimbursed by the Lessee or Mobil) to cure such Lease Events of Default and the amount that would be expended in connection with such Lease Event of Default would exceed in the aggregate 3% of the cost to the Owner Trustee of the Facility Assets. During such 11-day period, the Indenture Trustee may not exercise remedies under the Lease or declare the Secured Notes to be payable or otherwise exercise remedies under the Indenture. (Indenture, Section 5.03)

  The holders of a majority in aggregate principal amount of the outstanding Secured Notes by written directive to the Indenture Trustee may on behalf of all holders of the Secured Notes direct the Indenture Trustee to waive any past default under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on, any Secured Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Secured Notes. (Indenture, Section 5.08)

  The Lessee is required to furnish annually to the Pass Through Trustee a statement as to the fulfillment of its covenants under the Agreement, and to the Indenture Trustee as to the fulfillment of its covenants under the Lease and the other Operative Documents to which the Lessee is a party during the preceding year. (Agreement, Section 8.4; Participation Agreement, Section 10.1)

REMEDIES

  If an Indenture Event of Default (other than certain Lease Events of Default) shall occur and be continuing, the Indenture Trustee may, and when instructed by the holders of a majority in aggregate principal amount of the Secured Notes outstanding under the Indenture shall, declare the unpaid principal of all such Secured Notes issued thereunder due and payable, together with all accrued but unpaid interest thereon. (Indenture, Section 5.04) The holders of a majority in aggregate principal amount of Secured Notes outstanding under the Indenture may rescind and annul any such declaration by the Indenture Trustee at any time before any judgment or decree for the payment of the monies due, or any portion thereof, shall be entered, if (i) there has been paid to or deposited with the Indenture Trustee an amount sufficient to pay all overdue installments of principal of, premium, if any, and interest on any Secured Notes that have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Events of Default have been cured or waived. (Indenture, Section 5.04(c))

  The Indenture provides that, if an Indenture Event of Default has occurred and is continuing, the Indenture Trustee may exercise certain rights or remedies available to it under applicable law, including (if the Lease has been declared in default) one or more of the remedies under the Lease with respect to the Indenture Estate subject to the Lease. See "Description of the Secured Notes--The Lease--Lease Events of Default" in this Prospectus Supplement. The Indenture Trustee is not allowed to sell, assign, transfer or deliver any of the Indenture Estate or take possession of the Indenture Estate unless the Secured Notes shall have been accelerated. The Indenture Trustee is required to give the Owner Trustee and the Lessee 10 Business Days' advance notice (five Business Days' advance notice of its intent to accelerate the Secured Notes except in the case of certain bankruptcy accelerations) of its intent to exercise remedies. Remedies under the Lease may be exercised by the Indenture Trustee to the exclusion of the Owner Trustee. (Indenture, Section 5.04)

  The Indenture Trustee's right to exercise foreclosure remedies under the Indenture is subject in certain circumstances to its having proceeded to declare the Lease to be in default and to exercise remedies seeking to terminate the Lease, unless at the time the Indenture Trustee is stayed or otherwise prevented from doing so by operation of law, in which case the Indenture Trustee has agreed to refrain from exercising remedies under the Indenture for a period until the later of (i) the expiration of a period of 90 days from the commencement of such prohibition and (ii) the expiration of an additional period commencing on the day immediately following the expiration of such 90-day period and ending on the earliest of (x) the 180th day after the relevant stay or prohibition is imposed, (y) the occurrence of any additional Indenture Event of Default during such additional period and (z) rejection of the Lease. (Indenture, Section 5.04) In the event the Lessee were a debtor in a proceeding under Title 11, United States Code (the "Bankruptcy Code"), the automatic stay provisions of the Bankruptcy Code would bar the Indenture Trustee from exercising remedies under the Lease, and the Indenture Trustee would thus be restricted from exercising remedies under the Indenture.

  In addition, in a proceeding under the Bankruptcy Code, the Lessee or its bankruptcy trustee could seek to reject the Lease. In such event, the Indenture Trustee would continue to have a security interest in the Facility Assets and, subject to the restriction described in the immediately preceding paragraph, could exercise foreclosure and other remedies against the Facility Assets under the Indenture. The ability of the Indenture Trustee to realize proceeds from the Facility Assets sufficient to pay the full amounts owed in respect of the Secured Notes, however, could be subject to practical constraints, such as a potential scarcity of buyers, potential environmental concerns or the inability of the Lessee, Mobil or other Mobil affiliates to perform their obligations under the Support Agreements and the Ground Lease. In the event the Lease were determined to be a lease of real property, furthermore, the Indenture Trustee's and the Owner Trustee's claim for damages as a result of a rejection of the Lease would be limited by Section 502(b)(6) of the Bankruptcy Code to an amount equal to the rent reserved under the Lease, without acceleration, for the greater of one year or 15% (but not more than three years) of the remaining term of the Lease, plus rent already due and unpaid. As so limited, it is unlikely that such claim for damages would be sufficient for the repayment in full of the Secured Notes. Although the Lease provides that it is not a lease of real property, a court could conclude otherwise and apply the foregoing limitation. The ability of the Indenture Trustee and the Owner Trustee to collect liquidated damages under the Lease may also be limited by Texas law.

  The sale of the Indenture Estate in the exercise of remedies under the Indenture will be free and clear of any rights of the Owner Trustee and the Lessee, including the rights of the Lessee under the Lease; provided that no exercise of any remedies by the Indenture Trustee may affect the rights of the Lessee under the Lease unless a Lease Event of Default has occurred and is continuing and the Lease shall have been declared in default in accordance therewith. (Indenture, Sections 5.04 and 5.09; Lease, Sections 9 and 16.1)

  The holders of a majority in aggregate principal amount of the Secured Notes outstanding under the Indenture may instruct the Indenture Trustee to give such notice, direction or consent, or exercise such right, remedy or power under the Indenture or the Lease or in respect of the Indenture Estate or take such other action as shall be specified in such instructions, but in such event the Indenture Trustee shall not be required to take or refrain from taking any action in connection therewith if it shall have reasonable grounds for believing that adequate indemnity against such risk is not assured to it. (Indenture, Sections 6.02 and 6.04)

  If an Indenture Event of Default occurs and is continuing under the Indenture and the Indenture Trustee (as security assignee) has declared the Lease to be in default or the Secured Notes have been accelerated, any sums held or received by the Indenture Trustee will be applied, first, to reimburse the Indenture Trustee for any tax, expense or other loss incurred by it and to pay any other amounts then due the Indenture Trustee, second, to reimburse the holders of the Secured Notes for any amounts paid to indemnify the Indenture Trustee as provided in the Indenture, third, to payment in full of the aggregate unpaid principal amount of the Secured Notes then outstanding and all accrued but unpaid interest thereon to the date of distribution, fourth, to payment of all other amounts payable to the holders of Secured Notes pursuant to the Participation Agreement or any other Operative Document, and fifth, for distribution to the Owner Trustee in accordance with the Trust Agreement. (Indenture, Section 4.03)

  In the event of the bankruptcy, insolvency, receivership or like proceedings involving the Owner Participant, it is possible that, notwithstanding that the Facility Assets are owned by the Owner Trustee in trust, the Facility Assets, the Lease, the Parent Guaranty and the Secured Notes could become part of such proceeding. In such event, payments under the Lease, the Parent Guaranty or the Secured Notes could be interrupted and the ability of the Indenture Trustee to exercise its remedies under the Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the Lease, the Parent Guaranty and the Facility Assets.

MODIFICATION OF INDENTURE, LEASE AND OTHER AGREEMENTS

  Without the consent of holders of a majority in aggregate principal amount of the Secured Notes outstanding under the Indenture, the provisions of the Indenture, the Lease, the Participation Agreement and the Trust Agreement may not be amended or modified, except to the extent indicated below.

  Certain provisions of the Lease, the Participation Agreement and the Trust Agreement may be modified, amended or supplemented by the parties thereto without the consent of holders of the Secured Notes outstanding under the Indenture so long as no Indenture Event of Default shall have occurred and be continuing thereunder. (Indenture, Section 9.02(c))

  With the consent of holders of a majority in aggregate principal amount of the Secured Notes and the written request of the Owner Trustee, the Indenture Trustee shall execute an amendment to or supplement to, or give a consent, waiver, authorization or approval, to add to or change or eliminate any provisions of the Operative Documents; provided that without the consent of each holder of Secured Notes outstanding under the Indenture, no such action may (a) change the stated maturity or reduce the principal amount of, or premium, if any, or interest payable on any Secured Note issued under the Indenture or impair the right to institute suit for the enforcement of any such payment or change the provisions relating to redemptions or change the date or place on which, or the coin or currency in which, any principal or premium, if any, or interest is due and payable, (b) create any lien with respect to the property subject to the lien of the Indenture, except as permitted in the Indenture, or deprive any holder of a Secured Note issued thereunder of the benefit of the lien of the Indenture, (c) change the percentage in principal amount of any outstanding Secured Notes issued under the Indenture necessary to modify or amend any provision of the Indenture or any other Operative Document or to approve any action therewith, (d) modify the definitions of "Indenture Default", "Indenture Event of Default", "Majority in Interest of Holders of Notes", "Lease Default", or "Lease Event of Default", (e) modify the order of priority of payments under the Indenture,
(f) modify the requirements for supplementing or amending the Indenture, (g) reduce the amount or change the time of any payment of Basic Rent or certain other obligations of the Lessee under the Lease, except as provided therein or in the Participation Agreement, (h) amend the Lease or the Parent Guaranty releasing the Lessee or Mobil from its respective payment obligations thereunder or changing the absolute and unconditional character of such obligations or (i) modify the indemnity provisions of any Operative Documents in any manner materially adverse to the interests of the holders of the Secured Notes. (Indenture, Section 9.02(b))

  Without the consent of any holders of Secured Notes, and at any time from time to time, the Indenture Trustee and the Owner Trustee may enter into one or more supplements or amendments to the Indenture, among other things, (i) to subject additional property to the lien of the Indenture, (ii) to correct or amplify the description of any property subject to the lien of the Indenture,
(iii) to add to the covenants of the Owner Trustee and to surrender any right or power conferred upon the Owner Trustee, the Owner Participant or the Lessee, (iv) to cure any ambiguity or to correct any mistake in the Secured Notes which may be inconsistent with other provisions of the Indenture, (v) to provide for the assumption by the Lessee of the obligations of the Owner Trustee under the Indenture as described under "Description of the Secured Notes--Assumption of Secured Notes Under Certain Circumstances" in this Prospectus Supplement, (vi) to evidence the succession of a new Owner Trustee or Indenture Trustee, (vii) to add to the rights of the holders of Secured Notes or (viii) to provide for the establishment and issuance of Additional Notes as described under "Description of the Secured Notes--Additional Notes" in this Prospectus Supplement, or refunding Secured Notes in connection with a refinancing of the Secured Notes. (Indenture, Section 9.01)

ASSUMPTION OF SECURED NOTES UNDER CERTAIN CIRCUMSTANCES

  If the Lessee purchases the Facility Assets upon the exercise of its purchase options described below under "Description of the Secured Notes--The Lease--Lessee Purchase Options", the Lessee may assume all of the rights and obligations of the Owner Trustee under the Indenture (other than its obligations in its individual capacity), including the obligation to make payments in respect of the Secured Notes issued thereunder. In such event, certain relevant provisions of the Lease, including (among others) provisions relating to maintenance, possession and use of the Facility Assets, liens, insurance and events of default will be incorporated into the Indenture, and the outstanding Secured Notes issued under the Indenture will not be redeemed and will continue to be secured by the Facility Assets. Upon such assumption the Owner Trustee will be released from all obligations with respect to the Secured Notes. As a condition to such assumption, the Lessee must deliver to the Indenture Trustee an opinion of counsel to the effect that holders of the Secured Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such assumption. The Lessee may not effect such assumption if any event which constitutes an Indenture Event of Default shall be continuing after giving effect to such assumption. (Indenture, Section 3.04; Participation Agreement, Section 11.6)

THE LEASE

  Term and Rent. The Owner Trustee will lease the Facility Assets and sublease the Site to the Lessee pursuant to the Lease for a term commencing on the Closing Date and expiring on the 20th anniversary of the Closing Date, unless earlier terminated or extended as described therein. (Lease, Sections 2.1 and 2.4) The Lessee will have the sole responsibility and obligation to make all payments due under the Lease, including, without limitation, any and all payments of Basic Rent, Supplemental Rent, Stipulated Loss Value and Termination Value. (Lease, Section 3.6)

  Payments of Basic Rent under the Lease will be payable on each January 2 and July 2 and on the scheduled expiration date of the Lease term (or, if such day is not a Business Day, on the next succeeding Business Day without interest), commencing July 2, 1997, and will be paid directly to the Indenture Trustee, as assignee of the Owner Trustee. (Lease, Sections 3.1, 3.3 and 14.1; Indenture, Section 4.01) Basic Rent and other amounts payable under the Lease will be sufficient to pay in full all payments of principal and interest on the Secured Notes. (Lease, Section 3.5) In certain cases, Basic Rent payments under the Lease may be adjusted, but adjusted Basic Rent payments may never be less than the scheduled periodic installment payments of principal of and interest on the Secured Notes. (Lease, Section 4.1) The balance of any payments of Basic Rent under the Lease, after payment of the scheduled principal of and interest payments on the Secured Notes, will be paid by the Indenture Trustee to the Owner Trustee or as the Owner Trustee may direct. (Indenture, Section 4.01) The Lessee's obligation to pay Rent and to cause other payments to be made under the Lease is an absolute, irrevocable and unconditional obligation of the Lessee, not subject to any set-off, abatement, defense or counterclaim (except as expressly provided in the Lease). (Lease, Section 3.6)

  Net Lease; Use and Maintenance. The obligations of the Lessee under the Lease shall be those of a lessee under a "net lease". (Lease, Section 3.6) Accordingly, the Lessee shall be obligated, at its expense, to pay all costs and expenses of operating and maintaining the Facility Assets. (Lease, Section 11.1) The Lessee must maintain the Facility Assets as may be required to (a) comply in all material respects with all Government Rules and Government Actions (subject to certain contest rights and other exceptions) and (b) keep the Facility Assets in good working order and good physical condition (ordinary wear and tear excepted), and in compliance with applicable insurance requirements under the Lease. (Lease, Section 11.1)

  Modifications and Alterations. So long as the Lease is in effect, subject to certain exceptions in the Lease, the Lessee shall make (or cause to be made) all Modifications to the Facility Assets as may be required from time to time to comply in all material respects with all applicable Governmental Rules and Governmental Actions and to maintain any insurance coverage required under the Lease. The Lessee shall complete all such required Modifications in a good and workmanlike manner, with reasonable dispatch and (but only to the extent practicable) in a manner which does not decrease the

Fair Market Sales Value of the Facility Assets or decrease the remaining useful life or utility of the Facility Assets or cause the Facility Assets to become "limited use property". The Lessee may make (or cause or allow to be made) other Modifications to the Facility Assets, at its own cost and expense and without the consent of the Owner Trustee, provided that such other Modifications (i) are done in a good and workmanlike manner, (ii) do not reduce the Fair Market Sales Value of the Facility Assets below such value immediately prior to the time such other Modifications are made and (iii) do not cause the Facility Assets to become "limited use property" or reduce their utility or useful life. (Lease, Sections 11.3 and 11.4) Under certain circumstances, the Owner Participant may participate in the financing of certain Modifications. As described under "Description of the Secured Notes-- Additional Notes" in this Prospectus Supplement, Modifications under certain circumstances may also be financed through the issuance of Additional Notes.

  Sublease and Assignment. The Lessee may, without the consent of the Owner Trustee, the Indenture Trustee, the Owner Participant, the holders of the Secured Notes or any other Person, at any time and from time to time, assign the Lease and all or any of its interests and rights thereunder, to any Person so long as, (i) after giving effect to such assignment, the Parent Guaranty remains in full force and effect and constitutes a full and unconditional guaranty of the obligations of the assignee under the Lease to the same extent as the guaranty of the Lessee's obligations under the Lease prior to giving effect to any such assignment, and (ii) certain material Lease Events of Default are not continuing on the date any such assignment is effected or after giving effect thereto. The Lessee may, without the consent of the Owner Trustee, the Indenture Trustee, the Owner Participant, the holders of the Secured Notes or any other Person, at any time and from time to time, sublease the Facility to another Person or Persons; provided that among other things,
(i) such sublease is expressly subject and subordinate to the Lease and in no event continues beyond the Lease Term, (ii) the Lessee remains primarily liable under the Lease as though no such sublease was in existence, (iii) the Parent Guaranty remains in full force and effect and (iv) certain material Lease Events of Default are not continuing at the commencement of such sublease. Any sublessee under a sublease permitted under the Lease may sub-sublease the Facility to another person under a sub-sublease that otherwise complies with the provisions of the Lease applicable to a sublease thereunder. On the Closing Date the Lessee will sublease the Facility to Mobil Oil as the initial operator of the Facility Assets. (Lease, Section 14.2)

  Liens. The Facility Assets will be maintained free of liens other than the respective rights of the Lessee, the Owner Participant, the Owner Trustee, the Indenture Trustee and the holders of the Secured Notes arising under the Lease and the other Operative Documents and other than certain limited liens permitted under the Lease relating to the Facility, including Lessor liens, Owner Participant liens, Indenture Trustee liens, Loan Participant liens and Pass Through Trustee liens; liens for taxes either not yet due and payable or being contested in good faith and by appropriate proceedings (so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any part of the Facility); materialmen's, mechanics' and other similar liens arising in the ordinary course of business and either not yet due and payable or being contested in good faith and by appropriate proceedings (so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any part of the Facility); liens arising out of judgments or awards that are being appealed in good faith and whose enforcement has been stayed pending such appeal (so long as during such proceedings there is no material danger of the sale, forfeiture or loss of any part of the Facility); other liens that do not materially adversely affect the use of the Facility for its intended purposes, do not secure the payment or performance of any obligation with respect to borrowed money, and do not create any material risk of loss of title to or possession of the Site or the Facility Assets; liens, assignments and subleases permitted by the Lease and the rights of Mobil Oil under the initial sublease; and the rights and interests of the Ground Lessor as permitted by the Ground Lease.

  Insurance. The Lessee will, at its cost and expense, maintain (i) "all-risk" (including against loss or damage by fire and lightning) property insurance with respect to the Facility Assets, in such amounts and forms consistent with the practice of the Lessee or its Affiliates for similar properties owned or leased by the Lessee's Affiliates and (ii) public liability, including personal injury and property damage, and comprehensive general liability insurance applicable to the Facility Assets, including, without limitation, environmental claims arising out of or connected with the possession, use, leasing, operation or condition of the Facility Assets, to the extent such insurance is available, in such amounts and in such forms as is consistent with the practice of the Lessee or its Affiliates for other properties similar to the Facility Assets owned or leased by the Lessee's Affiliates. Any insurance policy maintained by or on behalf of the Lessee shall among other things name the Indenture Trustee as an additional insured. All proceeds of insurance on account of any damage or destruction of the Facility Assets or any part thereof shall be paid over to, or retained by, the Lessee or as it may direct. In addition, Wilmington Trust Company (both in its individual capacity and as Owner Trustee), the Lessee, the Owner Participant and the Indenture Trustee will be each entitled to maintain additional insurance coverage with respect to the Facility Assets for its own benefit and at its own expense. (Lease, Section 13)

  Termination. The Lessee shall have the right to terminate the Lease with respect to the Facility Assets on any Basic Rent Payment Date (a "Termination Date") if the Lessee determines in good faith that the Facility Assets are obsolete, uneconomic or surplus to the needs of the Lessee or Mobil for any reason. If the Lessee elects so to terminate the Lease and delivers to the Owner Trustee an Officer's Certificate stating that (i) the premises of the Site or the Facility or any portion thereof, as the case may be, are required in connection with another business of Mobil and (ii) no subsidiary or affiliate of Mobil intends to operate the Facility as a paraxylene and benzene production facility, the Lessee shall have the right to purchase the Facility on the Termination Date for a purchase price equal to the higher of the Termination Value as of the Termination Date and the Fair Market Sales Value of the Facility as of the Termination Date (the "Termination Purchase Price"). If the Lessee elects to terminate the Lease and shall have exercised its rights to purchase the Facility on the Termination Date, the Owner Trustee shall be obligated to transfer its interest in the Facility to the Lessee upon receipt by the Owner Trustee (or, in the case of Supplemental Rent, by the Persons entitled thereto) on the Termination Date of the Termination Purchase Price, all accrued, due and unpaid Basic Rent and all Supplemental Rent then due and owing (including the Make-Whole Amount, if any). (Lease, Sections 7.1, 7.2 and 7.3)

  If the Lessee elects so to terminate the Lease and shall not have exercised its rights to purchase the Facility, subject to the Owner Trustee's election to retain the Facility as described below, the Lessee shall, as agent for the Owner Trustee, use commercially reasonable efforts to solicit bids for the cash purchase of the Facility on the Termination Date. On the Termination Date, the Owner Trustee shall be obligated to transfer its interest in the Facility to the highest bona fide cash bidder, unless the Owner Trustee has duly elected to retain its interest in the Facility. If the Facility is sold, the Owner Trustee will retain the total net sales price thereof and in addition the Lessee shall be obligated to pay to the Owner Trustee an amount equal to the excess, if any, of the Termination Value of the Facility over the net proceeds realized from such sale. The Lessee also shall be obligated to pay to the Owner Trustee (or, in the case of Supplemental Rent, to the Persons entitled thereto) on the Termination Date all accrued, due and unpaid Basic Rent and all Supplemental Rent then due and owing (including the Make-Whole Amount, if any). If the Owner Trustee elects to retain the Facility, the Lessee shall only be obligated to pay all accrued, due and unpaid Basic Rent and all Supplemental Rent then due and owing (including the Make-Whole Amount, if any) and the Owner Trustee shall be obligated to pay to the Indenture Trustee an amount equal to the unpaid principal amount of and any accrued but unpaid interest on the Secured Notes. All funds to be paid to or deposited with the Owner Trustee as described in this paragraph shall, so long as the Indenture shall not have been discharged, be deposited directly with the Indenture Trustee and shall be applied to prepay the Secured Notes as provided in the Indenture. Amounts in excess of amounts applied to prepay the Secured Notes in accordance with the Indenture will be distributed by the Indenture Trustee in accordance with the terms of the Indenture. The lien of the Indenture will terminate with respect to the Facility after full payment to the Indenture Trustee of the Termination Purchase Price or Termination Value, as the case may be, and all other amounts then due and payable under the Indenture. The Lessee will be entitled, subject to certain limitations, to revoke its termination election prior to the Termination Date.

  If no sale or retention of the Facility as described above shall have occurred by the Termination Date, the Lessee's termination election will be deemed to be revoked, and the Lease will continue in full force and effect.

  The Lessee shall have the right to terminate the Lease if the Refinery or any portion thereof becomes the subject of a sale, assignment or other transfer agreement to a third party over which Mobil, directly or through a Subsidiary, does not exercise majority control and the inclusion of the Site or the Facility or any portion thereof in such transfer is determined by the Lessee or Mobil to be an operational or economic prerequisite to the conclusion of the transactions contemplated by such transfer. If the Lessee shall elect so to terminate the Lease, on the Termination Date, the Owner Trustee shall be obligated to transfer the Facility to the Lessee (or its designee) upon receipt by the Owner Trustee (or, in the case of Supplemental Rent, by the Persons entitled thereto) of the Termination Purchase Price for the Facility, all accrued, due and unpaid Basic Rent, and all Supplemental Rent then due and owing (including the Make-Whole Amount, if any). All funds to be paid to or deposited with the Owner Trustee as described in this paragraph shall, so long as the Indenture shall not have been discharged, be deposited directly with the Indenture Trustee and shall be applied to prepay the Secured Notes as provided in the Indenture. Amounts in excess of amounts applied to prepay the Secured Notes in accordance with the Indenture will be distributed by the Indenture Trustee in accordance with the terms of the Indenture. The lien of the Indenture will terminate with respect to the Facility after full payment to the Indenture Trustee of the Termination Purchase Price and all other amounts then due and payable under the Indenture. The Lessee will be entitled, subject to certain limitations, to revoke its termination election prior to the Termination Date. (Lease, Sections 7.1 and 7.2)

  Lessee Purchase Options. The Lessee shall have certain options to purchase the Facility at the end of the term of the Lease. During the term of the Lease, in addition to the options described above under "Description of the Secured Notes--The Lease--Termination", the Lessee shall have the option to purchase the Facility:

    (a) on July 2, 2002 or July 2, 2008;

    (b) on any one of several Special Distribution Dates following notice by the Lessee to the Owner Trustee that certain Modifications are proposed to be made with respect to the Facility Assets and (x) such Modifications are prohibited by the terms of the Lease or are not permitted by certain tax rules, or (y) such Modifications will not be financed through the issuance of Additional Notes;

    (c) on any one of several Special Distribution Dates following notice by the Lessee to the Owner Trustee that the Facility Assets or any portion thereof have suffered certain damage not constituting an Event of Loss which the Lessee has elected not to repair, restore or rebuild as required by the Lease; or

    (d) on any one of several Special Distribution Dates, under certain circumstances, following notice by the Lessee to the Owner Trustee that as a result of a change in United States federal or Texas law, there is a material risk that the Lessee would be required to pay or indemnify for certain taxes.

  In each case the purchase price payable by the Lessee, together with the other amounts payable by the Lessee in connection with such purchase shall be sufficient to pay the unpaid principal of, accrued interest on and, if termination of the Lease occurs prior to the Premium Termination Date, the Make-Whole Amount, if any, on the Secured Notes.

  Event of Loss. In the event the Facility Assets suffer an Event of Loss, the Lessee is obligated either to purchase, within 180 days of the occurrence of such Event of Loss, the Facility Assets for the Stipulated Loss Value thereof (together with all accrued and unpaid Basic Rent and Supplemental Rent then due and owing) or rebuild or cause to be rebuilt the Facility Assets suffering such Event of Loss so that the Facility Assets will have at least the same value, utility and remaining useful life as the Facility Assets had immediately prior to such Event of Loss. (Lease, Section 12) All funds to be paid to or deposited with the Owner Trustee as described in this paragraph shall, so long as the Indenture shall not have been discharged, be deposited directly with the Indenture Trustee and shall be applied to redeem the Secured Notes as provided in the Indenture. Amounts in excess of amounts applied to redeem the Secured Notes in accordance with the Indenture will be distributed by the Indenture Trustee in accordance with the terms of the Indenture. The lien of the Indenture will terminate with respect to the Facility after full payment to the Indenture Trustee of the Stipulated Loss Value and all other amounts then due and payable under the Indenture. (Indenture, Sections 3.02 and 6.03)

  Event of Loss is defined to include (a) the loss, theft, destruction or disappearance of, or the occurrence of damage (which, in the Lessee's reasonable, good faith opinion, renders repair or replacement uneconomic) to, the Facility Assets or a Significant Portion thereof; (b) the permanent condemnation, confiscation or seizure of, or requisition of title to, the Facility Assets or a Significant Portion thereof by any Governmental Authority; (c) the requisition of use of the Facility Assets or a Significant Portion thereof by any Governmental Authority and which (i) has been ongoing for a period of one year and which is reasonably expected to exceed the remaining portion of the Basic Lease Term or (ii) extends for a period beyond the date which is twelve months prior to the scheduled expiration of the Basic Lease Term or any Renewal Term; or (d) the receipt of insurance proceeds based upon an actual or constructive total loss of the Facility Assets or a Significant Portion thereof. The occurrence of any of the events described in
(a), (b), (c), or (d) above with respect to the Site or a Significant Portion of the Site may constitute, in the Lessee's reasonable discretion, an Event of Loss with respect to the Facility Assets.

  Lease Events of Default. Lease Events of Default shall include, among other things: (a) the failure to make any payment of Basic Rent, Stipulated Loss Value, Termination Value, any purchase price payable pursuant to the Lease or Supplemental Rent in respect of the Make-Whole Amount, if any, within 10 Business Days after the date such payment becomes due, (b) the failure to make payments of Supplemental Rent or any other payment (other than Basic Rent, Stipulated Loss Value, Termination Value, any purchase price payable pursuant to the Lease, Supplemental Rent in respect of the Make-Whole Amount, if any, or payments relating to the Site sublease or Excepted Payments (unless the Owner Trustee elects to have such failure to make such Excepted Payment constitute a Lease Event of Default)) under the Lease or any other Operative Document and such failure continues for a period of 15 Business Days after the Lessee has received written notice of such failure from the Owner Trustee or the Indenture Trustee, (c) failure by the Lessee in any material respect to perform or observe any material covenant or agreement (not included in clause
(a) or (b) above) to be performed or observed by it under any Operative Document and such failure shall continue for a period of 30 days after the Lessee has received written notice thereof from the Owner Trustee or the Indenture Trustee (or 365 days after such notice, if such default is susceptible of cure or correction and the Lessee is diligently attempting to cure or correct such default), (d) failure by Mobil to perform or observe in any material respect any covenant or agreement to be performed or observed by it under the Parent Guaranty and such failure shall continue for a period of 30 days after Mobil has received written notice thereof from the Owner Trustee or the Indenture Trustee (or 365 days after such notice, if such default is susceptible of cure or correction and Mobil is diligently attempting to cure or correct such default), (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Lessee or Mobil, (f) any material representation or warranty made by the Lessee under the Operative Documents (other than the Tax Indemnity Agreement) or by Mobil under the Parent Guaranty shall have been materially inaccurate when made and any material adverse impact thereof shall not have been cured or corrected within 30 days after written notice thereof from the Owner Trustee or the

Indenture Trustee (or 180 days after such notice if such material adverse impact is susceptible of cure or correction, so long as the Lessee or Mobil, as applicable, is diligently attempting to cure or correct such misrepresentation) unless such inaccuracy shall not be material to the recipient of the representation or warranty at the time such notice was received, (g) the Parent Guaranty shall cease to be in full force and effect or to be the valid, binding and enforceable agreement of Mobil or Mobil shall repudiate its material obligations thereunder or (h) the Lessee shall fail to maintain the insurance coverage required by the Lease. (Lease, Section 15)

  If a Lease Event of Default has occurred and is continuing, and the Lease has been declared to be in default, the Indenture Trustee, as assignee of the Owner Trustee's rights under the Lease, may exercise one or more of the remedies provided in the Lease. These remedies include the right to repossess and use or operate the Facility Assets, to sell or re-lease the Facility Assets free and clear of the Lessee's rights and retain the proceeds and to require the Lessee to pay certain liquidated damage amounts, including an amount equal to the excess of the Stipulated Loss Value of the Facility Assets plus the accrued rent due and payable on such date, if any, over the fair market sales value of the Facility Assets. (Lease, Section 16.1) Such liquidated damages may be limited by Texas law. See "Description of the Secured Notes--Remedies" in this Prospectus Supplement.

THE GROUND LEASE

  Pursuant to the Ground Lease, the Ground Lessor will lease the Site to the Owner Trustee. The Ground Lease will have a term of approximately 30 years.

  So long as the Lease has not expired or terminated, the covenants of the Owner Trustee under the Ground Lease with respect to the payment of rent to the Ground Lessor and the operation, maintenance and repair of the Site generally will be satisfied by the Lessee's performance of its Lease obligations. (Ground Lease, Sections 5.1 and 9.1)

THE PARENT GUARANTY

  Pursuant to the Parent Guaranty, Mobil has irrevocably and unconditionally guaranteed the full and prompt payment of all amounts payable by the Lessee under the Lease, the Participation Agreement and each of the other Operative Documents to which the Lessee is a party when and as the same shall become due and payable. The Parent Guaranty is an unsecured obligation of Mobil and is enforceable without any need first to enforce the Lease against the Lessee.

THE PARTICIPATION AGREEMENT

  The Lessee is required to indemnify the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee for certain losses, fees and expenses and for certain other matters. (Participation Agreement, Section 12.1) In addition, the Lessee is required to indemnify the Owner Participant, the Owner Trustee and the Indenture Trustee for certain taxes in connection with the ownership, lease, sale or use of the Facility Assets. (Participation Agreement, Section 12.2) Subject to certain restrictions, the Owner Participant may transfer its interest in the Facility Assets. (Participation Agreement, Section 13) The Participation Agreement provides that, following a request by the Owner Trustee under certain circumstances (including during an existing Lease Event of Default), the Lessee will enter into, or cause an appropriate Mobil affiliate to enter into, the Support Agreements. The Support Agreements will provide for the Lessee or such affiliate to grant certain necessary access or similar rights to the extent not provided under the Ground Lease and to supply certain goods and services, including certain utility services and "start-up" technical support and training, to the Owner Trustee (or a permitted successor owner of the Facility Assets at such time) for use in the production of paraxylene at the Facility, generally at fair market rates. Mobil will unconditionally guarantee the obligations of its affiliates under the Support Agreements. (Participation Agreement, Section 10.9)

                        FEDERAL INCOME TAX CONSEQUENCES

  Prospective investors should consult the section entitled "Federal Income Tax Consequences" in the accompanying Prospectus for a discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Pass Through Certificates.

                             ERISA CONSIDERATIONS

  Pass Through Certificates may be purchased by an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A fiduciary of a Plan must determine that the purchase of a Pass Through Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in
Section 406 of ERISA or Section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA. Any Plan that purchases a Pass Through Certificate must be an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

  The United States Department of Labor (the "DOL") has granted to Goldman, Sachs & Co. an administrative exemption (Prohibited Transaction Exemption 89-88, Exemption Application No. D-7573, 54 Fed. Reg. 42581 (1989)) (the "Exemption") from certain, but not all, of the prohibited transaction rules of ERISA and the Code with respect to the initial purchase, the holding, and the subsequent resale by a Plan (including an individual retirement account or other plan subject to Section 4975 of the Code) of certificates in certain pass through trusts, the assets of which pass through trusts consist of secured credit instruments that bear interest (including, but not limited to, qualified equipment notes secured by leases and obligations secured by leasehold interests on commercial real property). The Exemption does not in certain circumstances exempt the acquisition and holding of Pass Through Certificates by plans sponsored by Mobil, Goldman Sachs, the Pass Through Trustee, the Owner Trustee, the Owner Participant or any of their affiliates. In addition, the limited relief provided by the DOL in the Exemption from certain provisions of ERISA and the Code is subject to several other conditions, including a requirement that certificates acquired by a Plan under the Exemption have received a rating at the time of acquisition by the Plan that is in one of the three highest rating categories from either Standard & Poor's Rating Group, Moody's Investors Service, Inc., Fitch Investors Service, Inc. or Duff & Phelps Inc. The Exemption also requires that the acquisition of certificates by a Plan be on terms (including the price for the Pass Through Certificates) that are at least as favorable to a Plan as they would be in an arm's length transaction with an unrelated party.

  Each fiduciary of a Plan should independently determine if its purchase or holding of a Pass Through Certificate will require an exemption, and if so, whether the Exemption applies to such purchase or holding, or whether any other prohibited transaction exemption is available.

  A fiduciary should also consider that, under regulations promulgated by the DOL, 29 C.F.R. Section 2510.3-101 (the "Regulation"), if a Plan acquires a Pass Through Certificate, then the Plan's assets may include both the Pass Through Certificate it acquires and an undivided interest in the underlying assets of the Pass Through Trust (because the Pass Through Trust is deemed to hold assets of the Plan), unless the actual level of investment by employee benefit plans (and certain entities in which employee benefit plans invest) in the Pass Through Certificates is not "significant" within the meaning of the Regulation.

  Under the terms of the Regulation, if the Pass Through Trust were deemed to hold assets of an employee benefit plan by reason of a Plan's investment in a Pass Through Certificate, such Plan assets would include an undivided interest in the Pass Through Trust, the Secured Notes and other assets held by such Pass Through Trust. In such an event, the persons providing services with respect to the assets of such Pass Through Trust, including the Secured Notes, may be subject to the fiduciary responsibility provisions of Title I of ERISA and be subject to the prohibited transaction provisions of ERISA and the Code with respect to transactions involving such assets, unless such transactions are subject to a statutory or administrative exemption. The Exemption may provide prohibited transaction relief under these circumstances.

  Insurance companies considering the purchase of Pass Through Certificates should also consult their own counsel as to the application of the decision by the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517 (1993) to such a purchase. Under that decision, assets held in an insurance company's general account may be deemed plan assets under certain circumstances.

  The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the purchase of Pass Through Certificates should consult its legal advisors regarding the consequences of such purchase under ERISA and the Code (and, particularly in the case of non-ERISA plans, concerning any state law consideration).

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, Mobil and the Lessee have agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase, the entire principal amount of the Pass Through Certificates.

  Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all of the Pass Through Certificates, if any are taken.

  Goldman Sachs propose to offer the Pass Through Certificates in part directly to the public at the offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.65% of the principal amount of the Pass Through Certificates. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Pass Through Certificates to certain brokers and dealers. After the Pass Through Certificates are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

  The Pass Through Certificates are a new issue of securities with no established trading market. Mobil and the Lessee have been advised by Goldman Sachs that they intend to make a market in the Pass Through Certificates but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Pass Through Certificates.

  Mobil and the Lessee have agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

  Goldman Sachs and certain of their affiliates have performed, and may in the future perform, investment banking and other financial services for Mobil and the Lessee and their affiliates in the ordinary course of business.

  In connection with the offering, Goldman Sachs may purchase and sell the Pass Through Certificates in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by Goldman Sachs in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Pass Through Certificates; and short positions created by Goldman Sachs involve the sale by Goldman Sachs of a greater number of Pass Through Certificates than they are required to purchase from the Pass Through Trustee in the Offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by Goldman Sachs if such Pass Through Certificates are repurchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Pass Through Certificates, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                LEGAL OPINIONS

  The validity of the Pass Through Certificates offered hereby will be passed upon for Mobil and the Lessee by Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil, and by Debevoise & Plimpton, New York, New York, and for Goldman Sachs by Shearman & Sterling, New York, New York. Mr. Johanson, Debevoise & Plimpton and Shearman & Sterling will rely on the opinion of Bingham, Dana & Gould LLP, counsel for the Pass Through Trustee as to certain matters relating to the authorization, execution and delivery of such Pass Through Certificates by, and the valid and binding effect thereof on, the Pass Through Trustee.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Mobil's Annual Report on Form 10-K for the year ended December 31, 1996, its Report on Form 10-Q for the three months ended March 31, 1997 and its Current Reports on Form 8-K filed on January 3, 1997, January 27, 1997, January 31, 1997, March 27, 1997 and April 23, 1997, heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference.

  All documents filed by Mobil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering of the Pass Through Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the accompanying Prospectus.

  Mobil will provide without charge to each person to whom this Prospectus Supplement and the accompanying Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless specifically incorporated therein). Requests for such documents should be directed to Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001, Attention: Secretary (telephone (703) 846-3000).

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

                                  APPENDIX A

                           GLOSSARY OF CERTAIN TERMS

  The following is a glossary of certain terms used in this Prospectus Supplement. The definitions of terms used in this glossary that are also used in the Agreement, the Indenture, the Lease, the Ground Lease or the Participation Agreement are qualified in their entirety by reference to the definitions of such terms contained therein.

  "Additional Notes" means Secured Notes issued under and secured by the Indenture to finance the cost of certain Modifications.

  "Agreement" means the Basic Agreement as supplemented by the Trust
Supplement.

  "Basic Agreement" means the Pass Through Trust Agreement, among the Pass Through Trustee, Mobil, the Lessee and certain other Mobil subsidiaries party thereto.

  "Basic Lease Term" means the period commencing on the Closing Date and ending on the 20th anniversary of the Closing Date, or such shorter period as may result from earlier termination of the Lease.

  "Basic Rent Payment Dates" means each January 2 and July 2 during, and the scheduled expiration date of, the Basic Lease Term or any Renewal Term, including July 2, 1997.

  "Business Day" means any day other than a Saturday or Sunday or any other day on which banks located in New York, New York, Fairfax, Virginia, the city in which the corporate trust department of the Indenture Trustee is located, the city in which the corporate trust department of the Owner Trustee is located or the city in which the corporate trust department of the Pass Through Trustee is located, are required or authorized to remain closed. Unless otherwise expressly stated, all references to "day" or "days" shall refer to calendar days.

  "Certificateholder" means the person in whose name a Certificate is registered.

  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

  "Commission" means the U.S. Securities and Exchange Commission.

  "Event of Loss" means each of the events defined as such in the Lease. See "Description of the Secured Notes--The Lease--Event of Loss" in this Prospectus Supplement.

  "Excepted Payments" means certain rights of the Owner Trustee and the Owner Participant under the Operative Documents, including, among others, rights relating to indemnification by the Lessee for certain matters and insurance proceeds payable to the Owner Trustee and the Owner Participant under liability insurance maintained by the Lessee under the Lease.

  "Facility" means the Facility Assets and the leasehold estate created by the Ground Lease in the Site.

  "Facility Assets" means those pipes, tanks, machinery, equipment and other items that comprise a new paraxylene manufacturing facility located at Mobil's refinery and chemical complex in Beaumont, Texas.

  "Ground Lease" means the ground lease pursuant to which the Ground Lessor leases the Site to the Ground Lessee.

  "Ground Lessee" means the Owner Trustee and its successors and permitted assigns, as lessee under the Ground Lease.

  "Ground Lessor" means Mobil Oil Corporation as lessor under the Ground
Lease.

  "Indenture" means the Trust Indenture, Deed of Trust, Assignment of Lease, and Security Agreement to be entered into between the Owner Trustee and the Indenture Trustee, as such agreement may be amended or supplemented from time to time.

  "Indenture Estate" means all of the right, title and interest of the Owner Trustee in its property, rights, interests and privileges, including, without limitation, the Facility Assets, the Lease and the Parent Guaranty (other than the right to receive Excepted Payments), as the same is assigned and pledged under the Indenture.

  "Indenture Event of Default" means each of the events designated as an event of default under the Indenture. See "Description of the Secured Notes-- Indenture Events of Default, Cure, Notice and Waiver" in this Prospectus Supplement.

  "Indenture Trustee" means State Street Bank and Trust Company, a Massachusetts trust company, as indenture trustee under the Indenture; and each other person that may be acting from time to time as Indenture Trustee in accordance with the provisions thereof.

  "Lease" means the Lease Agreement with respect to the Facility Assets between the Owner Trustee, as lessor, and the Lessee, as lessee, as such agreement may be amended or supplemented from time to time.

  "Lease Event of Default" means each of the events designated as an event of default under the Lease. See "Description of the Secured Notes--The Lease-- Lease Events of Default" in this Prospectus Supplement.

  "Lessee" means Mobil Chemical Finance (Texas) Inc., a Delaware corporation, and its permitted successors and assigns.

  "Mobil" means Mobil Corporation, a Delaware corporation.

  "Modifications" means certain alterations, modifications, additions or improvements to the Facility Assets (other than replacement components) made at the option of the Lessee, or to comply with requirements of applicable law or to maintain the insurance coverage required by the Lease.

  "Operative Documents" means, among others, the Indenture, the Secured Notes, the Ground Lease, the Parent Guaranty, the Lease, the Participation Agreement, and the Trust Agreement.

  "Owner Trustee" means Wilmington Trust Company, not in its individual capacity except as expressly provided in the Operative Documents, but solely as Owner Trustee; and each person that may be acting from time to time as Owner Trustee in accordance with the provisions of the Trust Agreement.

  "Parent Guaranty" means the irrevocable and unconditional guaranty by Mobil of payments by, and certain obligations of, the Lessee under the Lease and the other Operative Documents.

  "Participation Agreement" means the Participation Agreement, among the Owner Trustee, the Lessee, the Owner Participant, the Indenture Trustee and the Pass Through Trustee in connection with the leveraged lease financing of the Facility Assets and the other transactions described therein, as such agreement may be amended or supplemented from time to time.

  "Pass Through Certificates" means the Pass Through Certificates, Series 1997-A issued pursuant to the Agreement, each representing a fractional undivided interest in the Pass Through Trust.

  "Pass Through Trust" means the Mobil Corporation 1997-A Pass Through Trust to be formed pursuant to the Agreement.

  "Pass Through Trustee" means State Street Bank and Trust Company, a Massachusetts trust company, in its capacity as Pass Through Trustee under the Agreement, and each other person that may from time to time act as successor Pass Through Trustee under the Agreement.

  "Premium Termination Date" means October 24, 2007.

  "Refinery" means Mobil's refinery and chemical complex, located in Beaumont, Texas, but excluding the Facility.

  "Regular Distribution Date" means July 2, 1997 and, thereafter, January 2 and July 2 of each year, until the final distribution date for the Pass Through Trust.

  "Scheduled Payment" means each payment of principal of or interest on a Secured Note scheduled to be received by the Pass Through Trustee on a Regular Distribution Date.

  "Secured Note" means a Secured Note issued on a nonrecourse basis by the Owner Trustee pursuant to the Indenture.

  "Site" means the land on which the Facility Assets are located, together with certain non-exclusive easements to premises at the Refinery necessary for the operation of the Facility Assets in the manner contemplated by the Lease.

  "Special Distribution Date" means any date on which a Special Payment will be distributed by the Pass Through Trustee to the Certificateholders, which date shall be a Business Day.

  "Special Payment" means (i) any payment of principal, premium, if any, and interest received by the Pass Through Trustee on account of the prepayment, if any, of the Secured Notes held in the Pass Through Trust, (ii) any payment received by the Pass Through Trustee following an Indenture Event of Default in respect of the Secured Notes held in the Pass Through Trust, including payments, if any, received by the Pass Through Trustee on account of the purchase by the Owner Trustee or the Owner Participant of the Secured Notes,
(iii) payments received by the Pass Through Trustee on account of the sale by it of the Secured Notes and (iv) any Scheduled Payment which is not in fact paid within five days of the Regular Distribution Date applicable thereto.

  "Support Agreements" means one or more agreements, which the Lessee or an appropriate Mobil affiliate may be required to enter into, providing for certain access rights and for the supply of certain goods and services for use in the production of paraxylene using the Facility Assets at the Site following the expiration or termination of the Lease.

  "Termination Value" means the amount required to be received by the Owner Trustee under the Lease following certain early terminations of such Lease, which amount shall in all circumstances be at least sufficient together with other amounts then due under such Lease to pay in full as of the date of payment thereof the aggregate unpaid principal of the outstanding Secured Notes issued under the Indenture, together with all unpaid interest thereon accrued and to accrue to such date of payment.

  "Trust Agreement" means the Trust Agreement dated between the Owner Trustee and the Owner Participant, pursuant to which the Trust Estate is to be created and established for the benefit of the Owner Participant, as such agreement may be amended or supplemented from time to time.

  "Trust Supplement" means the supplement to the Basic Agreement, among Mobil, the Lessee and the Pass Through Trustee, creating the Pass Through Trust.

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

PROSPECTUS

                                 $650,000,000

                           PASS THROUGH CERTIFICATES

                      MOBIL MARINE FINANCE COMPANY I INC.
                     MOBIL MARINE FINANCE COMPANY II INC.
                       MOBIL LEASE FINANCE COMPANY INC.
                      MOBIL CHEMICAL FINANCE (TEXAS) INC.
                    MOBIL CHEMICAL FINANCE (LOUISIANA) INC.
                         MOBIL PETRORAIL FINANCE INC.
                     MOBIL TRANSPORT FINANCE COMPANY INC.
                     MOBIL EQUIPMENT FINANCE COMPANY INC.

                               ----------------

           APPLICABLE UNDERLYING PAYMENTS FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY

                               MOBIL CORPORATION

  Up to $650,000,000 aggregate public offering price of Pass Through Certificates (the "Certificates") (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies or units based on or related to currencies, including European Currency Units) may be offered for sale from time to time pursuant to this Prospectus and related Prospectus Supplements (as defined below). Certificates may be issued in one or more series in amounts, at prices and on terms to be determined at the time of the offering. In respect of each offering of Certificates, a separate Mobil Pass Through Trust for each series of Certificates being offered (each, a "Pass Through Trust") will be formed pursuant to a Pass Through Trust Agreement (the "Basic Agreement"), among Mobil Marine Finance Company I Inc., Mobil Marine Finance Company II Inc., Mobil Lease Finance Company Inc., Mobil Chemical Finance (Texas) Inc., Mobil Chemical Finance (Louisiana) Inc., Mobil Petrorail Finance Inc., Mobil Transport Finance Company Inc., Mobil Equipment Finance Company Inc. (each, a "Lessee"), Mobil Corporation ("Mobil") and State Street Bank and Trust Company (the "Trustee"), as trustee under each Pass Through Trust, and a supplement thereto (each, a "Trust Supplement") relating to such Pass Through Trust to be entered into among one or more of the Lessees, Mobil and the Trustee. Each Certificate in a series will represent a fractional undivided interest in the related Pass Through Trust and will have no rights, benefits or interests in respect of any other Pass Through Trust. The property of each Pass Through Trust will consist of notes (the "Secured Notes") issued on a nonrecourse basis by one or more owner trustees (each, an "Owner Trustee") of one or more separate owner trusts (each, an "Owner Trust") in connection with one or more separate leveraged lease transactions to finance or refinance all or a portion of the cost of certain real or personal property to be specified in a Prospectus Supplement, which property may consist of title to, an estate for years or a leasehold or similar interest in equipment, manufacturing, drilling or production facilities, marine tankers, rail cars, corporate aircraft (including engines), drilling platforms, refineries, pipelines, chemical plants, and other real or personal property or undivided interests therein (each such specified property, "Leased Property"). Each Leased Property has been or will be leased or chartered to a Lessee pursuant to separate lease agreements, sublease agreements, charters or similar agreements (each, a "Lease"). Although neither the Certificates nor the Secured Notes will be obligations of, or guaranteed by, any Lessee or Mobil, the amounts unconditionally payable under the Lease or Leases related to a Pass Through Trust will be at least sufficient to pay in full when due all payments of principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of the Secured Notes held in that Pass Through Trust. Mobil will fully and unconditionally guarantee (in each case pursuant to a "Parent Guaranty") to the holders of Certificates from time to time the full and prompt payment of amounts payable by the Lessee under a related Lease when and as the same shall become due and payable.

  The specific terms of the particular Certificates in respect of which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (each, a "Prospectus Supplement") which will be delivered together with this Prospectus, and which will include, where applicable, the specific designation, form, aggregate principal amount, initial public offering price and distribution dates relating to such Certificates, the currency in which such Certificates will be payable, and the use of the net proceeds from the offering of such Certificates. The Prospectus Supplement will also describe the Pass Through Trust or Pass Through Trusts relating to such Certificates, the Secured Notes to be purchased by such Pass Through Trust or Pass Through Trusts, each Leased Property relating to such Secured Notes, the leveraged lease transactions relating to such Secured Notes and other special terms relating to such Certificates.

  If so specified in a Prospectus Supplement related to an offering of Certificates, the Trust Property (as defined below) of a Pass Through Trust will consist of Secured Notes related to Leased Property which are subordinated in right of payment to other Secured Notes related to the same Leased Property. In respect of such offering, only Secured Notes having the same priority of payment may be held in the same Pass Through Trust. In addition, the related Prospectus Supplement may provide that the Trustees on behalf of the applicable Pass Through Trusts may enter into an intercreditor or subordination agreement establishing priorities among series of Certificates or that one or more payments of interest on the related Secured Notes of one or more series or distributions made by the Trustee of the related Pass Through Trust will be supported by a liquidity facility issued by an institution identified in the related Prospectus Supplement.

  Secured Notes may be issued in respect of one or more items of Leased Property. Secured Notes in respect of a particular item of Leased Property may be issued in one or more series, each of which may have a different interest rate and different final maturity dates. For each series of Certificates, the Trustee will purchase one or more Secured Notes issued with respect to one or more items of Leased Property such that all of the Secured Notes held in the related Pass Through Trust will have identical interest rates (in each case equal to the rate applicable to the Certificates issued by such Pass Through Trust), and such that the latest maturity date for such Secured Notes will occur on or before the final distribution date for such Certificates. Interest paid on the Secured Notes held in each Pass Through Trust will be passed through to the holders of the Certificates relating to such Pass Through Trust on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Pass Through Trust. Principal paid on the Secured Notes held in each Pass Through Trust will be passed through to the holders of the Certificates relating to such Pass Through Trust in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Pass Through Trust. The Secured Notes to be held in a Pass Through Trust will be secured by (i) an assignment of certain of the issuing Owner Trustee's rights as lessor or charterer under the Lease relating to the Leased Property to which such Secured Notes relate, including the right to receive rentals and certain other payments from the Lessee, (ii) an assignment of certain of such Owner Trustee's rights under the Parent Guaranty relating to such Leased Property and (iii) to the extent specified in the applicable Prospectus Supplement, a mortgage or other security interest in such Leased Property or in construction contracts or other agreements, collateral accounts or other security, in each case subject to the rights of the Lessee under the related Lease and other rights, if any, described in the applicable Prospectus Supplement.

  The Certificates may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Certificates in respect of which that Prospectus Supplement is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" for information concerning secondary trading of the Certificates.

                               ----------------

 THIS PROSPECTUS MAY NOT  BE USED TO CONSUMMATE  SALES OF CERTIFICATES  UNLESS
  ACCOMPANIED BY  A PROSPECTUS  SUPPLEMENT. THESE  SECURITIES HAVE  NOT  BEEN
   APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR  ANY
    STATE  SECURITIES  COMMISSION  NOR  HAS  THE  SECURITIES  AND  EXCHANGE
     COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO  THE
       CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
               The Date of this Prospectus is November 12, 1996.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THESE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOBIL, ANY LESSEE OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MOBIL OR ANY LESSEE SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               ----------------

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
   Available
Information.................................    4
   Documents
Incorporated by
Reference...................................    4
 Formation of
the Trusts..................................    5
Outline of the
Leveraged Lease
Structure...................................    5
    Use of
Proceeds....................................    5
     Mobil
Corporation.................................    6
The Lessees.................................    6
   Ratio of
  Earnings to
 Fixed Charges
   of Mobil
Corporation.................................    7
Description of
      the
Certificates................................    7
Description of
  the Secured
Notes.......................................    19
Federal Income
      Tax
Consequences................................    23
    Certain
 Massachusetts
Taxes.......................................    26
     Erisa
Considerations..............................    27
    Plan of
Distribution................................    27
Legal Opinions..............................    29
Experts.....................................    29

                             AVAILABLE INFORMATION

  Mobil and the Lessees have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities and Exchange Act of 1933, as amended (the "Securities Act"), with respect to Certificates offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Mobil, the Lessees or the Certificates offered hereby, reference is made to the Registration Statement, exhibits, financial statements, notes and schedules filed as part thereof, which may be inspected at the public reference facilities of the Commission at the addresses set forth below. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement made herein with respect to such contract, agreement or document shall be deemed qualified in its entirety by such reference.

  Mobil is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by Mobil pursuant to the Exchange Act, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by Mobil. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which the common stock of Mobil is traded.

  No separate financial statements of any of the Lessees have been included or incorporated by reference herein. Mobil and the Lessees do not consider that such financial statements would be material to holders of the Certificates because (i) all of the voting securities of each Lessee will be owned, directly or indirectly, by Mobil, a reporting company under the Exchange Act,
(ii) each of the Lessees is a newly-formed special purpose entity, has no independent operations and will not engage in any activity other than leasing Leased Property and (iii) the obligations of each of the Lessees are fully and unconditionally guaranteed by Mobil as and to the extent described herein. See "The Lessees," "Description of the Certificates," and "Parent Guaranties."

                      DOCUMENTS INCORPORATED BY REFERENCE

  Mobil's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and its Current Reports on Form 8-K filed on January 22, 1996, February 14, 1996, February 29, 1996, April 23, 1996, May
13, 1996, May 17, 1996, July 22, 1996, August 7, 1996, September 3, 1996 and
October 21, 1996 heretofore filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference.

  All documents filed by Mobil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Mobil will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless specifically incorporated therein). Requests for such documents should be directed to Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001, Attention: Secretary (telephone (703) 846-3000).

                            FORMATION OF THE TRUSTS

  In respect of each offering of Certificates, a separate Pass Through Trust for each series of Certificates being offered will be formed pursuant to the Basic Agreement and a Trust Supplement to be entered into among Mobil, the Trustee and one or more Lessees (each Lessee that is liable under one or more related Leases, an "Applicable Lessee"). Following the execution and delivery of a Trust Supplement, the Trustee, on behalf of the related Pass Through Trust, will purchase the Secured Notes to be held in such Pass Through Trust having an interest rate (or, in the case of Secured Notes with a zero coupon, accrual rate) equal to the interest rate (or accrual rate) applicable to the Certificates evidencing interests in such Pass Through Trust. The maturity date of the Secured Notes acquired by a Pass Through Trust will occur not later than the final scheduled distribution date applicable to the Certificates evidencing an interest in such Pass Through Trust. The Trustee will distribute all payments of principal, premium, if any, and interest received by it as holder of such Secured Notes to the holders of Certificates evidencing an interest in the Pass Through Trust in which such Secured Notes are held. See "Description of the Certificates."

                   OUTLINE OF THE LEVERAGED LEASE STRUCTURE

  Unless otherwise specified in the applicable Prospectus Supplement, the Certificates offered pursuant to any Prospectus Supplement will be issued to facilitate the acquisition by one or more Owner Trustees, each acting not in its individual capacity (except as expressly set forth in such Prospectus Supplement) but solely as trustee under a separate trust agreement (each, an "Owner Trust Agreement") for one or more equity investors (each, an "Owner Participant"), of certain items of Leased Property. Owner Participants may include affiliates of Mobil. Not later than the delivery date of the applicable Leased Property to an Owner Trustee, such Owner Trustee will lease or charter such Leased Property to a Lessee pursuant to a separate Lease. Such Lessee may initially sublease or subcharter such Leased Property to an affiliate of Mobil.

  The Owner Trustees will obtain a portion of the funding for the Leased Property from the equity investments of the related Owner Participants, which will be the beneficiaries of the related Owner Trusts, and will obtain the remainder of the funding from the issuance on a non-recourse basis of the Secured Notes to be held in the related Pass Through Trusts and, to the extent set forth in the applicable Prospectus Supplement, additional debt secured by such Leased Property or other sources. The Secured Notes to be held in the Pass Through Trusts will be acquired by the Trustee with the proceeds from the sale of Certificates.

  Secured Notes relating to a particular Leased Property will be issued under a separate indenture and security agreement or a similar agreement (each, an "Indenture") with respect to such Leased Property. Each Indenture will be entered into by and among a financial institution (the "Corporate

Indenture Trustee") and, where required by applicable law, an individual who may be an officer or employee of the Corporate Indenture Trustee (the "Individual Indenture Trustee"), as trustees thereunder (the Corporate Indenture Trustee and the Individual Indenture Trustee, in such capacities, the "Indenture Trustees"), and the issuing Owner Trustee. No Owner Trustee or Owner Participant will be personally liable for any amount payable under the related Indenture or the Secured Notes issued thereunder.

  The Secured Notes issued under each Indenture and held in each Pass Through Trust will be secured by (i) an assignment of certain of the related Owner Trustee's rights as lessor or charterer under the Lease with respect to the applicable Leased Property, including the right to receive certain rentals and other payments from the Applicable Lessee, (ii) an assignment of certain of such Owner Trustee's rights under the Parent Guaranty relating to such Leased Property, and (iii) to the extent specified in the applicable Prospectus Supplement, a mortgage or other security interest in such Leased Property, or in construction contracts or other agreements, collateral accounts or other security, in each case subject to the rights of the Applicable Lessee under the related Lease and other rights, if any, described in the applicable Prospectus Supplement. (Such security with respect to each Indenture shall be referred to as the "Indenture Estate.") Unless otherwise set forth in the applicable Prospectus Supplement, the Secured Notes issued under an Indenture will not be secured by any of the Leased Properties securing the Secured Notes issued under any other Indenture (including any other Leased Properties acquired by the related Owner Trustee) and will not be cross-defaulted with Secured Notes issued under any other Indenture (including any other Indenture entered into by such Owner Trustee).

  The rents and other amounts payable by the Applicable Lessee under the related Lease will be sufficient to pay in full when due all payments of principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of the Secured Notes issued under the Indenture. The Secured Notes will not be recourse obligations of any Owner Participant or issuing Owner Trustee, but will be payable solely from the rents or charter hire and other amounts payable under the Lease of the Leased Property securing such Secured Notes and amounts realized from the exercise of the Indenture Trustee's remedies under the Indenture against the related Indenture Estate. Pursuant to a Parent Guaranty, Mobil will fully and unconditionally guarantee the full and prompt payments payable by the Applicable Lessee under the related Lease when and as the same shall become due and payable. See "Description of the Secured Notes."

                                USE OF PROCEEDS

  The Certificates offered pursuant to this Prospectus and a related Prospectus Supplement will be issued in order to facilitate the financing or refinancing of all or a portion of the cost of certain Leased Property specified in such Prospectus Supplement. The proceeds from the sale of Certificates in respect of such Leased Property is not expected to exceed 90% of the value of such Leased Property at the time of financing or refinancing, which may be established by appraisal or by reference to its original cost. Except as set forth in a Prospectus Supplement for a specific offering of Certificates, the proceeds from the sale of the Certificates will be used by the Trustee or Trustees on behalf of the applicable Pass Through Trust or Pass Through Trusts to purchase Secured Notes. See "Description of the Certificates" and "Description of the Secured Notes." In the event that, at the time Certificates are issued, the Secured Notes to be purchased by the applicable Pass Through Trust or Pass Through Trusts are not available for purchase, the proceeds of the sale of such Certificates may be used by the Trustee to purchase certain limited investments on an interim basis, as described in the applicable Prospectus Supplement. In such event, any portion of the proceeds of the sale of such Certificates not used for the purchase of Secured Notes on or prior to the date set forth in such Prospectus Supplement will be distributed on a Special Distribution Date (as defined below) to the applicable

Certificateholders, together with interest, but without premium. See "Description of the Certificates--Delayed Purchase."

                               MOBIL CORPORATION

  Mobil was incorporated in the State of Delaware in March 1976 and operates primarily as a holding company. Mobil's principal business, which is conducted primarily through wholly-owned subsidiaries, is in the United States and international energy industries. Mobil is also a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products. Mobil, through its subsidiaries, had business interests in over 125 countries as at December 31, 1995. The principal executive offices of Mobil are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is
(703) 846-3000.

                                  THE LESSEES

  Each Lessee is a wholly-owned special purpose finance subsidiary of Mobil. Each Lessee has no business activities other than leasing and subleasing Leased Property as permitted by the Applicable Lease. Each Lessee's offices are located at 3225 Gallows Road, Fairfax, Virginia 22037-0001, and its telephone number is (703) 846-3000.

            RATIO OF EARNINGS TO FIXED CHARGES OF MOBIL CORPORATION

  The following table sets forth the consolidated ratio of earnings to fixed charges for Mobil for the periods indicated.

                                                                     NINE MONTHS
                                                                        ENDED
                                        YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                        --------------------------- -------------
                                        1991 1992 1993    1994 1995     1996
                                        ---- ---- ----    ---- ---- -------------
  Ratio of Earnings to Fixed Charges... 4.6  3.9  5.7(a)  5.3  5.9       8.1

--------
(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

  For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent income before change in accounting principle(s) decreased or increased by the excess or short-fall of earnings over dividends from equity affiliates plus income taxes and fixed charges, excluding capitalized interest. Fixed charges represent interest and amortization of debt discount expense (including capitalized interest) and the portion of rents deemed representative of the interest factor.

                        DESCRIPTION OF THE CERTIFICATES

  In connection with each offering of Certificates, one or more separate Pass Through Trusts will be formed and one or more series of Certificates will be issued pursuant to the Basic Agreement and one or more separate Trust Supplements to be entered into among Mobil, the Applicable Lessee or Applicable Lessees and the Trustee on behalf of the related Pass Through Trust. The statements made under this caption are summaries and do not purport to be complete. Reference is made to, and the summaries are qualified in their entirety by reference to, the detailed provisions of the Basic Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this

Prospectus is a part and which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The summaries relate to the Basic Agreement to be entered into and each of the Trust Supplements, the Pass Through Trusts to be formed thereby and the Certificates to be issued by each Pass Through Trust except to the extent, if any, described in the applicable Prospectus Supplement. Reference is also made to, and the summaries are qualified in their entirety by reference to, the detailed provisions of the form of Parent Guaranty, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Trust Supplement relating to each series of Certificates and the forms of the related Indenture, Lease, Participation Agreement or similar agreements will be filed as exhibits to a post-effective amendment to the Registration Statement of which this Prospectus is a part, a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, to be filed by Mobil with the Commission.

  The Certificates offered pursuant to this Prospectus will be limited to $650,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies or units based on or related to currencies, including European Currency Units).

  Certain provisions of the description of the Certificates in this Prospectus do not necessarily apply to one Certificate of each Pass Through Trust which may be issued in a denomination of less than $1,000.

  To the extent that any provision in any Prospectus Supplement is inconsistent with any provision in this summary, the provision of such Prospectus Supplement will control.

GENERAL

  Each Certificate will represent a fractional undivided interest in the Pass Through Trust created by the Trust Supplement pursuant to which such Certificate was issued and all payments and distributions shall be made only from the related Trust Property (as defined below). The property of each Pass Through Trust (the "Trust Property") will include the Secured Notes held in such Pass Through Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Trustee in accounts relating to such Pass Through Trust. Each Certificate will represent a pro rata share of the outstanding principal amount of the Secured Notes held in the related Pass Through Trust and, unless otherwise specified in the applicable Prospectus Supplement, will be issued in minimum denominations of $1,000 or any integral multiple thereof. The Certificates do not represent an interest in or obligation of Mobil, any Lessee, the Trustee, any of the Indenture Trustees or Owner Trustees in their individual capacities, any Owner Participant, or any of their respective affiliates. Each Certificateholder by its acceptance of a Certificate agrees to look solely to the income and proceeds from the Trust Property as provided in the Basic Agreement and the applicable Trust Supplement.

  No holder of a Certificate issued with respect to a Pass Through Trust will have any rights, benefits or interests in respect of any other Pass Through Trust or in the property held by any other Pass Through Trust. All payments and distributions on the Certificates will be made only from the related Trust Property, or pursuant to intercreditor, subordination or similar agreements to which the related Trustee may be a party.

  Secured Notes issued under an Indenture may be held in more than one Pass Through Trust and one Pass Through Trust may hold Secured Notes issued under more than one Indenture.

  Interest will be passed through to Certificateholders of each Pass Through Trust at the rate per annum payable on the Secured Notes held in such Pass Through Trust, as set forth for such Pass Through Trust on the cover page of the applicable Prospectus Supplement.

  None of the Basic Agreement, the Indentures nor the Leases will include financial covenants or "event risk" provisions that would afford Certificateholders protection in the event of a highly leveraged or other transaction involving Mobil or the Lessees. The Certificateholders will have the benefit of a lien on the Leased Property and the other property in each Indenture Estate securing the Secured Notes held in the related Pass Through Trust, as discussed under "Description of the Secured Notes--Security."

  Reference is made to the Prospectus Supplement that accompanies this Prospectus for a description of the specific series of Certificates being offered thereby, including: (1) the specific designation and title of such Certificates; (2) the Regular Distribution Dates (as defined below) and Special Distribution Dates (as defined below) applicable to such Certificates;
(3) the currency or currencies (including currency units) in which such Certificates may be denominated; (4) the specific form of such Certificates, including whether or not such Certificates are to be issued in accordance with a book-entry system; (5) a description of the Secured Notes to be purchased by the related Pass Through Trust, including the period or periods within which, the price or prices at which, and the terms and conditions upon which such Secured Notes may or must be redeemed, purchased or defeased in whole or in part, by the Applicable Lessee or the related Owner Trustee or Owner Participant, (6) a description of the related Leased Property and the rights and interests of the related Owner Trustee, the Applicable Lessee and others therein; (7) a description of the related Indenture, including a description of the events of default under the related Indenture, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect to such Secured Notes; (8) a description of the related Lease, Owner Trust Agreement and Participation Agreement, including (a) the names of the related Owner Trustees, (b) a description of the events of default under the related Leases, the remedies exercisable upon the occurrence of such events of default and any limitations on the exercise of such remedies with respect thereto, and (c) the rights of the related Owner Trustee, if any, and/or Owner Participant, if any, to cure failures of the Applicable Lessee to pay rent under the related Lease; (9) the extent, if any, to which the provisions of the operative documents applicable to such Secured Notes may be amended by the parties thereto without the consent of the holders of, or only upon the consent of the holders of a specified percentage of aggregate principal amount of, such Secured Notes;
(10) the terms of the related Parent Guaranty; (11) the terms of any intercreditor, subordination or similar agreement relating to the Certificates or Secured Notes or of any liquidity or credit facility and (12) any other special terms pertaining to such Certificates or Secured Notes, including any modification of the terms set forth herein.

  If any Certificates are denominated in one or more foreign currencies or currency units, the restrictions, certain United States federal income tax considerations, specific terms and other information with respect to such Certificates and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

  If any Certificates relate to Secured Notes that were sold at a substantial discount below the stated principal amount of such Secured Notes, certain United States federal income tax considerations, specific terms and other information with respect to such Certificates will be set forth in the applicable Prospectus Supplement.

BOOK-ENTRY REGISTRATION

 General

  If specified in the applicable Prospectus Supplement, the Certificates issued thereunder will be subject to the provisions described below and under the caption "--Definitive Certificates." Upon issuance, each series of Certificates will be represented by one fully registered global certificate. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede"), or its nominee. No person acquiring an interest in such

Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in such Certificates, except as set forth below under "--Definitive Certificates." Unless and until Definitive Certificates (as defined below) are issued under the limited circumstances described herein and in the applicable Prospectus Supplement, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to section 17A of the Exchange Act. DTC holds securities for its participants ("DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic computerized book-entries in DTC Participants' accounts, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

  Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because such payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward such payments in same-day funds to DTC Participants who are credited with ownership of the Certificates in amounts proportionate to the principal amount of each such DTC Participant's respective holdings of beneficial interests in the Certificates. DTC Participants will thereafter forward payments to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. Unless and until the Definitive Certificates are issued under the limited circumstances described herein, the only "Certificateholder" will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders, as such term is used in the Basic Agreement, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit to DTC Participants distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective customers. Accordingly, although Certificate Owners will not possess the Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

  Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge the Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

  DTC will take any action permitted to be taken by a Certificateholder under the Basic Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, in the event any action requires approval by Certificateholders of a certain percentage of beneficial interest in each Pass Through Trust, DTC will take such action only at the direction of and on behalf of DTC Participants whose holders include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holders include such undivided interests.

  None of Mobil, the Lessees or the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The applicable Prospectus Supplement will specify any additional book-entry registration procedures applicable to Certificates denominated in a currency other than United States dollars.

  The information in this section concerning DTC and DTC's book-entry system has been attained from sources that Mobil believes to be reliable, but neither Mobil nor any Lessee has independently verified such information or takes responsibility for its accuracy.

 Definitive Certificates

  Certificates will be issued in fully registered certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) the Applicable Lessee advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such Certificates and the Trustee or such Lessee is unable to locate a qualified successor, (ii) the Applicable Lessee, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of certain events of default or other events specified in the related Prospectus Supplement, Certificate Owners of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in the related Pass Through Trust advise the Trustee, the Applicable Lessee and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest.

  Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the global certificates representing the Certificates and receipt of instructions for re-registration, the Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners.

  Distributions of principal, premium, if any, and interest with respect to Certificates will thereafter be made by the Trustee directly in accordance with the procedures set forth in the Basic Agreement and the applicable Trust Supplements, to holders in whose names the Definitive Certificates were registered at the close of business on the applicable record date. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the Trustee. The final payment on any Certificate, however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

  Definitive Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Basic Agreement and the applicable Trust Supplements. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required.

PAYMENTS AND DISTRIBUTIONS

  Payments of principal, premium, if any, and interest with respect to the Secured Notes held in each Pass Through Trust will be distributed by the Trustee, upon receipt, to Certificateholders of such Pass Through Trust on the dates and in the currency specified in the applicable Prospectus Supplement, except in certain cases when some or all of such Secured Notes are in default as described in the applicable Prospectus Supplement. Payments of principal of, and interest on, the Secured Notes held in each Pass Through Trust will be scheduled to be received by the Trustee on the dates specified in the applicable Prospectus Supplement (such scheduled payments of interest and principal on the Secured Notes to the Trustee are herein referred to as "Scheduled Payments," and the dates specified in the applicable Prospectus Supplement for distribution of Scheduled Payments by the Trustee are herein referred to as "Regular Distribution Dates"). Each Certificateholder of each Pass Through Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Secured Notes held in such Pass Through Trust. The Regular Distribution Dates on which, and the amounts in which, Scheduled Payments of principal on the Secured Notes held in each Pass Through Trust are payable will be set forth in the accompanying Prospectus Supplement.

  Payments of principal, premium, if any, and interest received by the Trustee on account of the redemption or purchase, if any, of any of the Secured Notes held in a Pass Through Trust, and payments received by the Trustee following an Event of Default (as defined below) in respect of any of the Secured Notes held in a Pass Through Trust (including payments received by the Trustee on account of the purchase by the related Owner Trustees or Owner Participants of such Secured Notes or payments received on account of the sale of such Secured Notes by the Trustee) ("Special Payments") will be distributed on a date or dates described in the accompanying Prospectus Supplement (each, a "Special Distribution Date"). The Trustee will mail notice to the Certificateholders of record of the related Pass Through Trust not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee in the event the Secured Notes are to be redeemed or purchased prior to their maturity and, in all other instances, as soon as practicable after the Trustee has received the Special Payment. The notice will specify the anticipated Special Distribution Date, the amount of such anticipated Special Payment, the reason for the Special Payment and the total amount to be distributed if such Special Distribution Date is the same date as a Regular Distribution Date. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for a Pass Through Trust will be made by the Trustee to the Certificateholders of such Pass Through Trust on the record date prior to such Special Distribution Date.

  The Basic Agreement requires that the Trustee establish and maintain, for the benefit of the Certificateholders of each Pass Through Trust, one or more non-interest bearing accounts (with respect to each such Pass Through Trust, the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Secured Notes held in the related Pass Through Trust. The Basic Agreement also requires that the Trustee establish and maintain, for the benefit of the Certificateholders of each Pass Through Trust, one or more non-interest bearing accounts (with respect to each such Pass Through Trust, the "Special Payments Account") for the deposit of payments representing Special Payments. Pursuant to the terms of the Basic Agreement, the Trustee is required to deposit any Scheduled Payments on the Secured Notes held in the applicable Pass Through Trust received by it in the Certificate Account for such Pass Through Trust and to deposit any Special Payments so received by it in the Special Payments Account for such Pass Through Trust. All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as the case may be, to the Certificateholders of such Pass Through Trust.

  If any Regular Distribution Date or Special Distribution Date is not a business day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding business day without interest.

POOL FACTORS

  Unless there has been an early redemption, or a purchase of one or more of the Secured Notes held in a Pass Through Trust by the related Owner Trustee or Owner Participant after an Indenture Event of Default (as defined below), a default in the payment of principal in respect of one or more issues of the Secured Notes held in a Pass Through Trust or certain actions have been taken following a default thereon, as described in the applicable Prospectus Supplement, the Pool Factor (as defined below) for each Pass Through Trust will decline in proportion to the scheduled repayments of principal on the Secured Notes held in such Pass Through Trust as described in the applicable Prospectus Supplement. In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance (as defined below) of each Pass Through Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Pass Through Trust. Each Pass Through Trust will have a separate Pool Factor.

  Unless otherwise described in the applicable Prospectus Supplement, the "Pool Balance" for each Pass Through Trust indicates, as of any Regular Distribution Date or Special Distribution Date, the aggregate unpaid principal amount of the Secured Notes held in such Pass Through Trust on such date plus any amounts in respect of principal on such Secured Notes held by the Trustee and not yet distributed. The Pool Balance for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes held in such Pass Through Trust and the distribution thereof to be made on that date.

  Unless otherwise described in the applicable Prospectus Supplement, the "Pool Factor" for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the then outstanding Pool Balance by (ii) the aggregate original principal amount of the Certificates issued by such Pass Through Trust. The Pool Factor for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Secured Notes held in such Pass Through Trust and distribution thereof to be made on that date. The Pool Factor for each Pass Through Trust will initially be 1.0000000; thereafter, the Pool Factor for each Pass Through Trust will decline as described above to reflect reductions in the Pool Balance of such Pass Through Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Pass Through Trust can be determined by multiplying the original denomination of the holder's Certificate of such Pass Through Trust by the Pool Factor for such Pass Through Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Pass Through Trust will be mailed to Certificateholders of such Pass Through Trust on each Regular Distribution Date and Special Distribution Date.

REPORTS TO CERTIFICATEHOLDERS

  On each Regular Distribution Date and Special Distribution Date, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of the related Pass Through Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, as the case may be, setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Pass Through Trust, as to (i) and (ii) below):

      (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

      (ii) the amount of such distribution allocable to interest; and

      (iii) the Pool Balance and the Pool Factor for such Pass Through
    Trust.

  So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the record date prior to each Regular Distribution Date and Special Distribution Date, the Trustee will request from DTC a Securities Position Listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates on such record date. On each Regular Distribution Date and Special Distribution Date, the Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners.

  In addition, after the end of each calendar year, the Trustee will prepare for each Certificateholder of each Pass Through Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the Pass Through Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

  At such time, if any, as the Certificates are issued in the form of Definitive Certificates, the Trustee will prepare and deliver the information described above to each Certificateholder of record of each Pass Through Trust as the name and period of beneficial ownership of such Certificateholder appears on the records of the registrar of the Certificates.

VOTING OF SECURED NOTES

  The Trustee, as holder of the Secured Notes held in a Pass Through Trust, will have the right to vote and give consents and waivers with respect to such Secured Notes under the related Indenture. The Basic Agreement and related Trust Supplement will set forth (i) the circumstances in which a Trustee may direct any action or cast any vote, as the holder of the Secured Notes held in the applicable Pass Through Trust, in its own discretion, (ii) the circumstances in which such Trustee shall seek instructions from the Certificateholders of such Pass Through Trust and (iii) the percentage of Certificateholders required to direct such Trustee to take any such action.

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

  The Basic Agreement defines an event of default with respect to a Trust (an "Event of Default") as the occurrence and continuance of an event of default under one or more of the related Indentures (an "Indenture Event of Default"). The Prospectus Supplement for a series of Certificates will specify the Indenture Events of Default under the related Indentures. Certain of the Indenture Events of Default will arise with reference to events of default under the relevant Lease (a "Lease Event of Default"). Since the Secured Notes issued under an Indenture may be held in more than one Pass Through Trust, a continuing Indenture Event of Default under such Indenture would result in an Event of Default under each Pass Through Trust holding such Secured Notes. Unless otherwise provided in a Prospectus Supplement, all of the Secured Notes issued under the same Indenture will relate only to specified Leased Property, there will be no cross-collateralization or cross-default provisions in the Indentures, and events resulting in an Indenture Event of Default under any particular Indenture will not necessarily result in an Indenture Event of Default occurring under any other Indentures. If an Indenture Event of Default occurs in fewer than all of the Indentures related to a Pass Through Trust, notwithstanding the treatment of Secured Notes issued under any related Indenture under which an Indenture Event of Default has occurred, payments of principal and interest on the Secured Notes issued pursuant to any related Indenture with respect to which an Indenture Event of Default has not occurred will continue to be made as originally scheduled.

  The ability of the applicable Owner Trustee or Owner Participant under the related Indenture to cure Indenture Events of Default, including Indenture Events of Default that result from the occurrence of a Lease Event of Default under the related Lease, will be described in the applicable Prospectus Supplement.

  The ability of the Certificateholders with respect to any one Pass Through Trust to cause the Indenture Trustee with respect to any Secured Notes held in such Pass Through Trust to accelerate the Secured Notes under the related Indenture or to direct the exercise of remedies by the Indenture Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Secured Notes outstanding under such Indenture and held in such Pass Through Trust and the aggregate principal amount of all Secured Notes outstanding under such Indenture. If Secured Notes outstanding under an Indenture are held by more than one Pass Through Trust, then each Pass Through Trust will hold Secured Notes with different terms from the Secured Notes held in the other Pass Through Trusts and therefore the Certificateholders of a Pass Through Trust may have divergent or conflicting interests from those of the Certificateholders of the other Pass Through Trusts holding Secured Notes relating to the same Indenture. In addition, so long as the same institution acts as Trustee of each Pass Through Trust, in the absence of instructions from the Certificateholders of any such Pass Through Trust, the Trustee for such Pass Through Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Event of Default. In such event, the Basic Agreement will provide that the Trustee will resign as trustee of one or all such Pass Through Trusts, and a successor trustee will be appointed in accordance with the terms of the Basic Agreement.

  As an additional remedy, if an Indenture Event of Default under an Indenture shall have occurred and be continuing, the Basic Agreement provides that the Trustee of a Pass Through Trust holding Secured Notes issued under such Indenture may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust shall, sell all or part of such Secured Notes for cash to any person. Any proceeds received by the Trustee upon any such sale shall be deposited in the Special Payments Account for the Certificateholders of such series and shall be distributed to the Certificateholders of the related Pass Through Trust on a Special Distribution Date. The market for Secured Notes in default may be very limited, and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution acts as Trustee of multiple Pass Through Trusts, it may be faced with a conflict in deciding from which Pass Through Trust to sell Secured Notes to available buyers. If the Trustee sells any such Secured Notes with respect to which an Indenture Event of Default exists for less than their outstanding principal amount, the Certificateholders of such Pass Through Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Mobil, any Lessee, any Owner Trustee, any Owner Participant or the Trustee. Furthermore, neither the Trustee nor the Certificateholders of such Pass Through Trust could take any action with respect to any remaining Secured Notes held in such Pass Through Trust so long as no Indenture Events of Default exist with respect thereto.

  Any amount, other than Scheduled Payments received on a Regular Distribution Date, distributed to the Trustee of any Pass Through Trust by the Indenture Trustee under any Indenture on account of the Secured Notes held in such Pass Through Trust following an Indenture Event of Default under such Indenture shall be deposited in the Special Payments Account for such Pass Through Trust and shall be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. In addition, if a Prospectus Supplement provides that the applicable Owner Trustee or Owner Participant may, under circumstances specified therein, redeem or purchase the outstanding Secured Notes issued under the related Indenture, the price paid by such Owner Trustee or Owner Participant to the Trustee of any Pass Through Trust for the Secured Notes issued under such Indenture and held in such Pass Through Trust shall be deposited in the Special Payments Account for such Pass

Through Trust and shall be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date.

  Any funds representing payments received with respect to any Secured Notes in default held in a Pass Through Trust, or the proceeds from the sale by the Trustee of any such Secured Notes, held by the Trustee in the Special Payments Account for such Pass Through Trust shall, to the extent practicable, be invested and reinvested by the Trustee in Permitted Investments pending the distribution of such funds on a Special Distribution Date. "Permitted Investments" are obligations of the United States maturing in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date.

  The Basic Agreement will provide that the Trustee of a Pass Through Trust shall, within 90 days after the occurrence of a default in respect of such Pass Through Trust, give to the Certificateholders of such Pass Through Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Pass Through Trust known to it, provided that, except in the case of default in the payment of principal, premium, if any, or interest on any of the Secured Notes held in such Pass Through Trust, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. The term "default" as used in this paragraph only means the occurrence of an Event of Default with respect to a Pass Through Trust as described above, except that in determining whether any such Event of Default has occurred, any grace period or notice in connection therewith shall be disregarded.

  The Basic Agreement contains a provision entitling the Trustee of each Pass Through Trust, subject to the duty of the Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the Certificateholders of such Pass Through Trust before proceeding to exercise any right or power under the Basic Agreement at the request of such Certificateholders.

  In certain cases, the holders of Certificates of a Pass Through Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust may on behalf of the holders of all Certificates of such Pass Through Trust waive any past default or Event of Default with respect to such Pass Through Trust and its consequences, except
(i) a default in payment of the principal of, premium, if any, or interest on any of the Secured Notes held in such Pass Through Trust and (ii) a default in respect of any covenant or provision of the Basic Agreement or the related Trust Supplement that cannot be modified or amended without the consent of each Certificateholder of such Pass Through Trust affected thereby. Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Secured Notes issued thereunder and held in a related Pass Through Trust may on behalf of all such holders waive any past default or Indenture Event of Default thereunder. In the event of a waiver with respect to a Pass Through Trust as described above, the principal amount of the Secured Notes issued under the related Indenture held in such Pass Through Trust shall be counted as waived in the determination of the majority in aggregate unpaid principal amount of Secured Notes required to waive a default or an Indenture Event of Default under such Indenture. Therefore, if the Certificateholders of a Pass Through Trust or Pass Through Trusts waive a past default or Event of Default such that the principal amount of the Secured Notes held either individually in such Pass Through Trust or in the aggregate in such Pass Through Trusts constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Event of Default under such Indenture shall be waived.

MODIFICATIONS OF THE BASIC AGREEMENT

  The Basic Agreement contains provisions permitting Mobil, the Applicable Lessee or Applicable Lessees and the Trustee of each Pass Through Trust to enter into a supplemental trust agreement, without the consent of the holders of any of the Certificates of such Pass Through Trust, (i) to provide for the formation of such Pass Through Trust and the issuance of a series of Certificates, (ii) to evidence the succession of another corporation to Mobil or a Lessee and the assumption by such corporation of Mobil's or such Lessee's obligations with respect to one or more series of Certificates under the Basic Agreement and the applicable Trust Supplement, (iii) to add to the covenants of Mobil or a Lessee for the benefit of holders of such Certificates, or to surrender any right or power in the Basic Agreement conferred upon Mobil or a Lessee, (iv) to cure any ambiguity or correct or supplement any defective or inconsistent provision of the Basic Agreement or the applicable Trust Supplement or to make any other provisions with respect to matters or questions arising under the Basic Agreement as may be necessary or desirable, provided such action shall not adversely affect the interests of the holders of such Certificates, or to correct any mistake, (v) to modify, eliminate or add to the provisions of the Basic Agreement or the applicable Trust Supplement to the extent as shall be necessary to continue the qualification of the Basic Agreement (including any supplemental agreement) under the Trust Indenture Act and to add to the Basic Agreement such other provisions as may be expressly permitted by the Trust Indenture Act, (vi) to provide for a successor Trustee or to add to or change any provision of the Basic Agreement or the applicable Trust Supplement as shall be necessary to facilitate the administration of the Pass Through Trusts thereunder by more than one Trustee, (vii) to correct or supplement the description of any property constituting property of such Pass Through Trust and (viii) to make any other amendments or modifications to the Basic Agreement or applicable Trust Supplement, provided such amendments or modifications shall only apply to Certificates issued thereafter.

  The Basic Agreement also contains provisions permitting Mobil, the Applicable Lessee or Applicable Lessees and the Trustee of a related Pass Through Trust, with the consent of the Certificateholders of such Pass Through Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust, and, with respect to any Leased Property, with the consent of the applicable Owner Trustee (such consent not to be unreasonably withheld), to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to such Pass Through Trust and the applicable Trust Supplement, or modifying the rights of the Certificateholders, except that no such supplemental trust agreement may, without the consent of each Certificateholder so affected thereby, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments on the Secured Notes held in such Pass Through Trust or distributions in respect of any Certificate related to such Pass Through Trust, or change the date or place of any payment in respect of any such Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Pass Through Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Secured Note held in such Pass Through Trust, except as provided in the Basic Agreement or the applicable Trust Supplement, or otherwise deprive any Certificateholder of the benefit of the ownership of the applicable Secured Notes, (c) reduce the percentage of the aggregate fractional undivided interests of such Pass Through Trust provided for in the Basic Agreement or the applicable Trust Supplement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in the Basic Agreement or such Trust Supplement, or (d) modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment except to increase the percentage of the aggregate fractional undivided interests of such Pass Through Trust required for such a waiver.

MODIFICATION OF INDENTURE AND RELATED AGREEMENTS

  In the event that the Trustee, as the holder of any Secured Notes held in a Pass Through Trust, receives a request for its consent to any amendment, modification or waiver under the Lease or other document relating to such Secured Notes, the Trustee shall mail a notice of such proposed amendment, modification or waiver to each Certificateholder of such Pass Through Trust as of the date of such notice. The Trustee shall request instructions from the Certificateholders of such Pass Through Trust as to whether or not to consent to such amendment, modification or waiver. The Trustee shall vote or consent with respect to such Secured Notes in such Past Through Trust in the same proportion as the Certificates of such Pass Through Trust were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default in respect of such Pass Through Trust shall have occurred and be continuing, the Trustee may in its own discretion consent to such amendment, modification or waiver, and may so notify the Indenture Trustee to which such consent relates.

TERMINATION OF THE PASS THROUGH TRUSTS

  The obligations of Mobil, the Applicable Lessee and the Trustee with respect to a Pass Through Trust will terminate upon the distribution to the Certificateholders of such Pass Through Trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable Trust Supplement and the disposition of all property held in such Pass Through Trust. The Trustee will send to each Certificateholder of record of such Pass Through Trust notice of the termination of such Pass Through Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Pass Through Trust. The final distribution to any Certificateholder of such Pass Through Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the Trustee specified in such notice of termination.

DELAYED PURCHASE

  A Prospectus Supplement may specify that, pending availability of some or all of the Secured Notes intended to be purchased with the proceeds of an issuance of Certificates, such proceeds may, as more fully described in such Prospectus Supplement, be (a) invested by the Trustee in United States government obligations or certain other limited investments described in such Prospectus Supplement ("Specified Investments"), in which event Mobil or the Applicable Lessee would be responsible for paying to the Trustee amounts equal to any loss on such investments and any deficiency in the earnings of such investments under the amount scheduled to be distributed on such Certificates in respect of interest and would be entitled to receive any earnings on such investments in excess of the amount so needed for distribution on the Certificates, or (b) used by the Trustee to acquire debt instruments issued on an interim basis by Mobil or by one or more of the Applicable Lessees and guaranteed by Mobil, in each case having an interest rate and payment provisions corresponding to the interest rate and payment provisions of the Secured Notes intended to be purchased with such proceeds and requiring repayment to the Trustee at the time the Trustee is to purchase such Secured Notes. Any such debt instruments will be secured by a collateral account that may be invested in Specified Investments or by other security described in the applicable Prospectus Supplement.

  To the extent that the full amount of the proceeds from the sale of any Certificates is not used to purchase Secured Notes on or prior to the date set forth in the applicable Prospectus Supplement, an amount equal to the unused proceeds will be distributed by the Trustee to the holders of record of such Certificates on a pro rata basis on a Special Distribution Date, together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium.

THE TRUSTEE

  Except as otherwise provided in the Prospectus Supplement, State Street Bank and Trust Company will be the Trustee for each of the Pass Through Trusts. With certain exceptions, the Trustee will make no representations as to the validity or sufficiency of the Basic Agreement, the Trust Supplements, the Certificates, the Secured Notes, the Indentures, the Leases or other related documents. The Trustee shall not be liable with respect to any series of Certificates for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in principal amount of outstanding Certificates of such series. Subject to such provisions, such Trustee shall be under no obligation to exercise any of its rights or powers under the Basic Agreement at the request of any holders of Certificates issued thereunder unless they shall have offered to the Trustee indemnity satisfactory to it. The Basic Agreement provides that the Trustee in its individual or any other capacity may acquire and hold Certificates issued thereunder and, subject to certain conditions, may otherwise deal with Mobil and the Lessees and, with respect to the Leased Property, with any Owner Trustee and Owner Participant with the same rights it would have if it were not the Trustee.

  The Trustee may resign with respect to any or all of the Pass Through Trusts at any time, in which event Mobil and the Applicable Lessee will be obligated to appoint a successor trustee. If the Trustee ceases to be eligible to continue as Trustee with respect to a Pass Through Trust or becomes incapable of acting as Trustee or becomes insolvent, Mobil and the Applicable Lessee may remove such Trustee, or any Certificateholder of such Pass Through Trust for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. Any resignation or removal of the Trustee with respect to a Pass Through Trust and appointment of a successor trustee for such Pass Through Trust does not become effective until acceptance of the appointment by the successor trustee. Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Pass Through Trust related to a single offering of Certificates. All references in this Prospectus to the Trustee should be read to take into account the possibility that the Pass Through Trusts could have different successor trustees in the event of such a resignation or removal.

  The Basic Agreement provides that Mobil or the Applicable Lessee will pay the Trustee's fees and expenses and indemnify the Trustee against certain liabilities.

                       DESCRIPTION OF THE SECURED NOTES

  The statements made under this caption are summaries and do not purport to be complete. Such statements are qualified in their entirety by, and reference is made to, the entire Prospectus and detailed information appearing in the applicable Prospectus Supplement.

  To the extent that any provision in any Prospectus Supplement is inconsistent with any provision in this summary, the provision of such Prospectus Supplement will control.

GENERAL

  All Secured Notes related to a Leased Property and held in a Pass Through Trust will be issued under a separate Indenture between the related Owner Trustee of an Owner Trust for the benefit of the related Owner Participant, and the related Indenture Trustee. Such Secured Notes will be nonrecourse obligations of the applicable Owner Trust. Each such Secured Note will be authenticated under an Indenture by the Indenture Trustee.

  With respect to each Leased Property, the related Owner Trustee has acquired or will acquire such Leased Property and, unless otherwise provided in the Prospectus Supplement, has granted or will grant a lien on and a security interest in such Leased Property to the related Indenture Trustee as security for the payments of the related Secured Notes, and has leased or will lease such Leased Property to the Applicable Lessee pursuant to the related Lease which has been or will be assigned to the related Indenture Trustee. Pursuant to each such Lease, the Applicable Lessee will be obligated to make or cause to be made rental and other payments to the related Indenture Trustee on behalf of the related Owner Trustee in amounts that will be sufficient to make payments of the principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of such Secured Notes when and as due and payable.

PRINCIPAL AND INTEREST PAYMENTS

  Interest received by the Trustee on the Secured Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution date for such Pass Through Trust. Principal received by the Trustee on the Secured Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Pass Through Trust.

  If any date scheduled for any payment of principal, premium, if any, or interest with respect to the Secured Notes is not a business day, such payment will be made on the next succeeding business day without any additional interest.

REDEMPTION

  The applicable Prospectus Supplement will describe the circumstances, whether voluntary or involuntary, under which the Secured Notes may be redeemed or purchased prior to the stated maturity date thereof, in whole or in part, the premium, if any, applicable upon certain redemptions or purchases and other terms applying to the redemptions or purchases of such Secured Notes.

SECURITY

  The Secured Notes to be held in the Pass Through Trusts will be secured by
(i) an assignment by the related Owner Trustee to the related Indenture Trustee of such Owner Trustee's rights (except for certain rights, including those described below) under the Lease or Leases with respect to the related Leased Property including the right to receive payments of rent thereunder,
(ii) an assignment of certain of such Owner Trustee's rights under the Parent Guaranty relating to such Leased Property, and (iii) to the extent provided in the applicable Prospectus Supplement, a mortgage or other security interest in such Leased Property or in construction contracts or other agreements, collateral accounts or other security, in each case subject to the rights of the Lessee under the Lease related thereto and other rights, if any, described in the applicable Prospectus Supplement.

  Under the terms of each Lease, the Applicable Lessee's obligations in respect of the related Leased Property will be those of a lessee under a "net lease." Accordingly, such Lessee will be obligated, among other things, to pay all costs and expenses of operating and maintaining the Leased Property. With respect to the Leased Property, the assignment by the related Owner Trustee to the related Indenture Trustee of its rights under the related Lease will exclude, among other things, rights of such Owner Trustee and the related Owner Participant relating to indemnification by such Lessee for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity and to such Owner Participant under liability insurance maintained by such Lessee pursuant to such Lease or by such Owner Trustee or such Owner Participant, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant pursuant to such Lease and any rights of such Owner Participant or such Owner Trustee to enforce payment of the foregoing amounts and their respective rights to the proceeds of the foregoing. Such rights excluded from the assignment shall be referred to as "Excepted Payments."

  The applicable Prospectus Supplement will specify the required insurance coverage, if any, with respect to the Leased Property.

  Unless otherwise specified in the applicable Prospectus Supplement, the Secured Notes will not be cross-collateralized and consequently the Secured Notes issued in respect of any Leased Property will not be secured by any other Leased Property or the Lease related thereto. Unless and until an Indenture Event of Default with respect to a Leased Property has occurred and is continuing, the related Indenture Trustee may exercise only limited rights of the related Owner Trustee under the related Lease.

  Funds, if any, held from time to time by the Indenture Trustee with respect to any Leased Property, prior to the distribution thereof, will be invested and reinvested by such Indenture Trustee. Such investment and reinvestment will be at the direction of the Applicable Lessee, as agent for the related Owner Trustee (except in the case of a related Lease Event of Default under the applicable Lease) in certain investments described in the related Indenture. The net amount of any loss resulting from any such investments will be paid by such Lessee, as agent for such Owner Trustee.

ADDITIONAL NOTES

  Under certain circumstances and conditions as described in the applicable Prospectus Supplement, for the purpose of providing funds to finance the cost of certain modifications, alterations, additions, improvements or replacement parts to any particular item of Leased Property, a Lessee may cause the financing of such additional costs through the issuance and sale by the Owner Trustee of additional Secured Notes (the "Additional Notes").

  The terms, conditions and designations of such Additional Notes will be set forth in a supplement to the related Indenture. All rent and other amounts payable by the Applicable Lessee under the related Lease will be adjusted to the extent necessary to provide for rent and other amounts sufficient to provide for the payment, when due, of all scheduled payments of principal of, premium (except for those instances where such Lessee shall not be responsible for such premium), if any, and interest on the Secured Notes, including the Additional Notes so issued.

PAYMENTS AND LIMITATION OF LIABILITY

  Each Leased Property will be leased by the applicable Owner Trustee to the Applicable Lessee pursuant to a Lease for a term commencing not later than the delivery date thereof to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the related Secured Notes, unless previously terminated as permitted by the terms of such Lease. The basic rent or hire and other payments under each such Lease will be payable by the Applicable Lessee in accordance with the terms specified in such Lease and will be described in the applicable Prospectus Supplement, and (other than Excepted Payments) will be assigned by the applicable Owner Trustee under the applicable Indenture to an Indenture Trustee to provide the funds necessary to pay principal and interest and, except in the limited circumstances set forth in the applicable Prospectus Supplement, premium, if any, due in respect of the Secured Notes issued under such Indenture. In certain cases, the basic rent payments under a Lease may be adjusted, but each Lease will provide that under no circumstances will the rental payments which the Applicable Lessee is obligated to make or cause to be made be less than the scheduled payments of principal and interest on the related Secured Notes. The balance of any basic rent payment under each Lease, after payment of amounts due on the Secured Notes issued under the Indenture corresponding to such Lease, will be paid over to the applicable Owner Trustee. The Applicable Lessee's obligation to pay rent and to cause other payments to be made under each Lease will be general obligations of such Lessee.

  Except in certain circumstances involving a Lessee's purchase of Leased Property and the assumption of the Secured Notes related thereto, the Secured Notes will not be obligations of, or guaranteed by, any Lessee or Mobil. None of the Owner Trustees, the Owner Participants or the Indenture Trustees shall be personally liable to any holder of such Secured Notes for amounts payable under such Secured Notes, or, except as provided in the Indentures relating thereto in the case of the Owner Trustees and the Indenture Trustees, for any liability under such Indentures. Except in the circumstances referred to above, all amounts payable under any Secured Notes (other than payments made in connection with an optional redemption or purchase by the related Owner Trustee or the related Owner Participant) will be made only from the assets subject to the lien of the related Indenture with respect to such Leased Property or the income and proceeds received by the related Indenture Trustee therefrom (including rent payable by the Applicable Lessee under the related Lease).

  Except as otherwise provided in the related Indentures, no Owner Trustee shall be personally liable for any amount payable or for any statements, representations, warranties, agreements or obligations under such Indentures or under the Secured Notes except for its own willful misconduct or gross negligence. None of the Owner Participants shall have any duty or responsibility under the Indentures or under such Secured Notes to the related Indenture Trustee or to any holder of any such Secured Note.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

  Each Lessee and Mobil is prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets to another corporation unless such Lessee or Mobil, as the case may be, is the continuing corporation or, among other things, (a) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia or, in the case of Mobil, any other jurisdiction, and (b) the successor corporation shall expressly assume the due and punctual performance and observance of all the covenants and conditions of the operative documents to which such Lessee or Mobil, as the case may be, is a party and which are to be performed thereby.

DEFEASANCE OF THE INDENTURES AND THE SECURED NOTES IN CERTAIN CIRCUMSTANCES

  Unless otherwise specified in the applicable Prospectus Supplement, the applicable Indenture will provide that the obligations of the related Indenture Trustee and the related Owner Trustee in respect of any series of Secured Notes issued in accordance with the terms of such Indenture shall be deemed to have been discharged and paid in full (except for certain obligations, including the obligations to register the transfer or exchange of Secured Notes, to replace stolen, lost, destroyed or mutilated Secured Notes and to maintain paying agencies and hold money for payment in trust) upon the irrevocable deposit with the related Indenture Trustee of money or certain obligations of the United States or any agency or instrumentality thereof the payment of which is backed by the full faith and credit of the United States which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an aggregate amount sufficient to pay when due (including as a consequence of redemption in respect of which notice is given on or prior to the date of such deposit) principal of, premium, if any, and interest on such Secured Notes. Such discharge may occur only if, among other things, there has been published by the Internal Revenue Service a ruling to the effect that holders of such Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred.

  Upon such defeasance, or upon payment in full of the principal of, premium, if any, and interest on all Secured Notes issued under any Indenture on the maturity date therefor or deposit with the applicable Indenture Trustee of money sufficient therefor no earlier than one year prior to the date of such maturity, the holders of such Secured Notes will have no beneficial interest in or other rights with respect to the related Leased Property or other assets subject to the lien of such Indenture (other than amounts or obligations deposited to effect such discharge) and such lien shall terminate.

ASSUMPTION OF OBLIGATIONS BY LESSEE

  A Prospectus Supplement may specify that, with respect to any Leased Property and subject to the satisfaction of the conditions described in such Prospectus Supplement, the Applicable Lessee may, upon the exercise of any purchase and certain other termination options it may have under the related Lease, assume on a full recourse basis all of the obligations of the related Owner Trustee under the Indenture with respect to such Leased Property, including the obligations to make payments in respect of the related Secured Notes. In such event, such Lessee shall execute a supplemental indenture to the related Indenture (such supplemental indenture, together with the related Indenture, a "Company Indenture"). The Parent Guaranty will continue to apply to such Lessee's obligations. Unless otherwise specified in the applicable Prospectus Supplement, the Leased Property will continue to be subject to the lien of the Company Indenture, and the Company Indenture will incorporate certain relevant provisions of the Lease so terminated, including (among others) provisions relating to maintenance, possession and use of the related Leased Property, liens, insurance, possession and events of default.

THE PARENT GUARANTIES

  As described in the applicable Prospectus Supplement, Mobil will unconditionally guarantee the full and prompt payment of all amounts payable by the Applicable Lessee under the related Lease when and as the same shall become due and payable. Each Parent Guaranty will be enforceable without any need first to enforce any Lease against the Applicable Lessee. Each Parent Guaranty will be an unsecured obligation of Mobil.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Certificates by a Certificate Owner purchasing Certificates in the initial offering thereof and should be read in conjunction with any additional discussion of federal income tax consequences included in the applicable Prospectus Supplement. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change by legislative, administrative or judicial action. The discussion below does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies or foreign investors) may be subject to special rules. The Pass Through Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the Certificate Owners of a Pass Through Trust. In connection with each offering of Certificates, Mobil and the Applicable Lessee will receive an opinion from Debevoise & Plimpton, or other counsel specified in the applicable Prospectus Supplement, that, based upon the applicable law then in effect, the following discussion, as amended or supplemented by the applicable Prospectus Supplement, properly describes in general the anticipated principal United States federal income tax consequences of acquiring, holding and disposing of the Certificates.

  INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION DISCUSSED BELOW, IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

GENERAL

  Based upon an interpretation of analogous authorities under currently applicable law, each Pass Through Trust will be classified as a grantor trust (and not as an association taxable as a corporation) and each Certificate Owner will be treated as the owner of a pro rata undivided interest in the Secured Notes or any other property held in the applicable Pass Through Trust. Each Certificate Owner will be required to report on its federal income tax return its pro rata share of the entire income from the Secured Notes and any other property in the applicable Pass Through Trust, in accordance with such Certificate Owner's method of accounting. Thus, a Certificate Owner using the cash method of accounting will take into account its pro rata share of income as and when received by the Trustee in respect of the applicable Pass Through Trust, and a Certificate Owner using an accrual method of accounting will take into account its pro rata share of income as it accrues or is received by the Trustee in respect of the applicable Pass Through Trust, whichever is earlier.

  If a Pass Through Trust will hold more than one Secured Note, a purchaser of a Certificate will be treated as purchasing an interest in each Secured Note and any other property in the related Pass Through Trust at a price determined by allocating the purchase price paid for the Certificate among such Secured Notes and other property in proportion to their fair market values at the time of purchase of the Certificate.

SALES OF CERTIFICATES

  A Certificate Owner that sells a Certificate will recognize gain or loss (in the aggregate) equal to the difference between the amount realized on the sale (except to the extent attributable to accrued interest, which will be taxable as interest income) and the Certificate Owner's adjusted tax basis in the Certificate. Subject to the market discount provisions of the Internal Revenue Code of 1986, as amended (the "Code") (described below), any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset and, if the Certificate was held for more than one year, will be long-term capital gain or loss. Any long-term capital gains realized will be taxable to corporate taxpayers at the rates applicable to ordinary income and to individual taxpayers at a maximum marginal rate of 28%. Any capital losses realized will be deductible by a corporate taxpayer only to the extent of capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

MARKET DISCOUNT

  A purchaser of a Certificate (other than an original purchaser of a Certificate at the offering price set forth in the applicable Prospectus Supplement) will be considered to have acquired an interest in a Secured Note held in the applicable Pass Through Trust at a "market discount" to the extent the remaining principal amount of such Secured Note allocable to such Certificate exceeds the purchaser's tax basis allocable to such Secured Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificate Owner will be subject to the market discount rules with regard to its interest in the Secured Note.

  In the case of a sale or other disposition of indebtedness subject to the market discount rules, gain, if any, from such sale or disposition must be treated as ordinary income to the extent such gain represents market discount that has accrued during the period in which the indebtedness was held. If such indebtedness is disposed of in a nontaxable transaction, the accrued market discount (subject to certain exceptions) will be includible in ordinary income as if the Certificate Owner had sold the Certificate at its then market value.

  In the case of a partial principal payment on indebtedness subject to the market discount rules, such payment must be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in income upon a disposition or subsequent partial principal payment will be reduced by the amount of accrued market discount previously included in income.

  Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, under a constant interest method. However, in the case of amortizing obligations, until Treasury regulations are issued, the explanatory Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that holders of amortizing obligations with market discount (that do not also have original issue discount) may elect to accrue market discount either on the basis of a constant interest rate or as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of remaining market discount that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the amortizing obligation as of the beginning of such period.

  If in any taxable year interest paid or accrued on a loan incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includible in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

  A taxpayer may elect to include market discount in its gross income currently. If such election is made, the rules described above regarding the treatment of certain gain as ordinary income and the deferral of interest expense will not apply to the taxpayer.

PREMIUM

  A Certificate Owner generally will be considered to have acquired an interest in a Secured Note held in the applicable Pass Through Trust at a premium to the extent the Certificate Owner's tax basis allocable to such Secured Note exceeds the remaining principal amount of the Secured Note allocable to such Certificate Owner's Certificate. In that event, a Certificate Owner who holds such Certificate as a capital asset may elect to amortize that premium as an offset to interest income with corresponding reductions in the Certificate Owner's tax basis in its interest in the Secured Note. This election is made by claiming the bond premium on the Certificate Owner's tax return. Generally, if the foregoing election is made such amortization is taken on a constant yield basis. However, in the case of amortizing obligations, the Conference Report indicates a Congressional intent that amortization should be in accordance with the same rules that apply to the accrual of market discount on amortizing obligations. See "Market Discount."

  Under current Treasury regulations, in the case of Secured Notes that may be called at a premium prior to maturity, amortizable bond premium may be determined by reference to an early call date. Under proposed Treasury regulations issued in June 1996, a holder of an obligation that may be called at a premium prior to maturity generally would not be entitled to determine the amount of amortizable bond premium by reference to an early call date, but may be allowed, if an early call occurred, to deduct all or part of any unamortized bond premium in the year of such call. The proposed regulations provide that they will apply with respect to debt instruments issued on or after 60 days following the date final regulations are published in the Federal Register. Any Prospectus Supplement to which such final regulations may apply will so indicate.

  Due to the complexities of the amortizable premium rules, particularly if there is more than one possible call date and the amount of any premium is uncertain, Certificate Owners are urged to consult their own tax advisors as to the amount of any such amortizable premium and the advisability of making an amortization election.

ORIGINAL ISSUE DISCOUNT

  Unless otherwise specified in the applicable Prospectus Supplement, subject to the aggregation rules discussed below, the Secured Notes will not be issued with original issue discount. Under the aggregation rules set forth in the current Treasury Regulations, if one investor purchases Certificates issued by more than one Pass Through Trust, certain of that investor's interests in the Secured Notes in those Trusts must in certain circumstances be treated together as a single debt instrument, which, for purposes of calculating and amortizing any original issue discount, has a single issue price, maturity date, stated redemption price at maturity, and yield to maturity. If such aggregation rules were applicable to an investor, such Secured Notes could be treated with respect to such investor as having been issued with original issue discount. Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include such original issue discount in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, under a method that takes into account the compounding of interest. Certificate Owners are urged to consult their own tax advisors regarding the application of the aggregation rules.

BACKUP WITHHOLDING

  Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificate Owner complies with certain reporting procedures or is exempt from such requirements. Any such withheld amounts are allowed as a credit against the Certificate Owner's federal income tax and may entitle such Certificate Owner to a refund, provided the required information is furnished to the Internal Revenue Service ("the IRS"). Furthermore, certain penalties may be imposed by the IRS on a Certificate Owner who is required to supply information but who does not do so in the proper manner.

                          CERTAIN MASSACHUSETTS TAXES

  The Trustee is a Massachusetts trust company with its corporate trust office at Two International Place, Boston, Massachusetts 02110. Bingham, Dana & Gould LLP, counsel to the Trustee, has advised Mobil that, in its opinion, under currently applicable law, assuming that each Pass Through Trust will not be taxable as a corporation, but, rather, will be classified as a grantor trust for federal income tax purposes, (i) the Pass Through Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the Commonwealth of Massachusetts or any political subdivision thereof, and (ii) Certificate Owners who are not residents of or otherwise subject to tax in Massachusetts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital franchise or doing business tax), fee or other governmental charge under the laws of the Commonwealth of Massachusetts or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate. Neither the Pass Through Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on any Pass Through Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Pass Through Trust. In general, should a Certificate Owner or a Pass Through Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new trustee in such other jurisdiction will be appointed.

                             ERISA CONSIDERATIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Certificates may, subject to certain legal restrictions, be purchased and held by an employee benefit plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an individual retirement account or an employee benefit plan subject to section 4975 of the Code. A fiduciary of a Plan must determine that the purchase and holding of a Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in section 3(32) of ERISA) and certain church plans (as defined in section 3(33) of ERISA) are not subject to Title I of ERISA or section 4975 of the Code. The Certificates may, subject to certain legal restrictions, be purchased and held by such plans.

                             PLAN OF DISTRIBUTION

  Certificates may be sold to one or more underwriters for public offering and sale by them or to investors or other persons directly or through one or more dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Certificates will be named in the applicable Prospectus Supplement.

  The Certificates may be sold at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Dealer trading may take place in certain of the Certificates, including Certificates not listed on any securities exchange. Neither Mobil nor the Lessees intend to apply for listing of the Certificates on a national securities exchange. Mobil and the Lessees also may, from time to time, authorize underwriters acting as their agents to offer and sell the Certificates upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Certificates, underwriters may be deemed to have received compensation from Mobil and the Applicable Lessee in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Certificates for whom they may act as agent. Underwriters may sell Certificates to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  If a dealer is used directly by Mobil or a Lessee in the sale of Certificates in respect of which this Prospectus is delivered, such Certificates will be sold to the dealer, as principal. The dealer may then resell such Certificates to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale will be set forth in the Prospectus Supplement relating thereto.

  Certificates may be offered and sold through agents designated by Mobil and the Applicable Lessee from time to time. Any such agent involved in the offer or sale of the Certificates in respect of which this Prospectus is delivered will be named in, and any commissions payable by Mobil and such Lessee to such agent will be set forth in, the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offers to purchase Certificates may be solicited directly by Mobil and the Applicable Lessees and sales thereof may be made by Mobil and the Applicable Lessees directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of Mobil or the Lessees will solicit or receive a commission in connection with direct sales by Mobil or the Lessees of the Certificates, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

  Any underwriting compensation paid by Mobil and the Applicable Lessee to underwriters, dealers or agents in connection with the offering of Certificates, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Certificates may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Certificates may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Mobil and the Applicable Lessee, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Mobil and such Lessee for certain expenses.

  Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, Mobil and its subsidiaries from time to time.

  If so indicated in an applicable Prospectus Supplement and subject to existing market conditions, Mobil and the Applicable Lessee will authorize dealers acting as Mobil's and such Lessee's agents to solicit offers by certain institutions to purchase Certificates at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Certificates sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Mobil and the Applicable Lessee. Contracts will not be subject to any conditions except the purchase by an institution of the Certificates covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the applicable Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Certificates pursuant to Contracts accepted by Mobil and the Applicable Lessee. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  If an underwriter or underwriters are utilized in the sale of any Certificates, the applicable Prospectus Supplement will contain a statement as to the intention, if any, of such underwriters at the date of such Prospectus Supplement to make a market in the Certificates. No assurances can be given that there will be a market for the Certificates.

  The place and time of delivery for the Certificates in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

                                LEGAL OPINIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Certificates and the Parent Guaranties will be passed upon for Mobil and the Lessees by Ralph N. Johanson, Jr., Managing Counsel, Corporate, Finance and Securities of Mobil and by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, and for any agents or underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Unless otherwise indicated in the applicable Prospectus Supplement, Mr. Johanson, Debevoise & Plimpton and Shearman & Sterling will rely on the opinion of counsel for the Trustee as to certain matters relating to the authorization, execution and delivery of such Certificates by, and the valid and binding effect thereof on, such Trustee.

                                    EXPERTS

  The consolidated financial statements of Mobil incorporated by reference in Mobil's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUP-PLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURI-TIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEI-THER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MOBIL OR THE LESSEE
SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Summary....................................................................  S-3
Mobil Corporation..........................................................  S-8
Mobil Chemical Finance (Texas) Inc. .......................................  S-8
Capitalization of Mobil Corporation........................................  S-8
Ratio of Earnings to Fixed Charges of
 Mobil Corporation.........................................................  S-9
Selected Consolidated Financial Information of
 Mobil Corporation.........................................................  S-9
The Facility Assets........................................................ S-10
Use of Proceeds and Outline of
 the Transaction........................................................... S-10
Diagram of Payments........................................................ S-11
Description of the Pass Through Certificates............................... S-12
Description of the Secured Notes........................................... S-15
Federal Income Tax Consequences............................................ S-30
ERISA Considerations....................................................... S-30
Underwriting............................................................... S-32
Legal Opinions............................................................. S-33
Documents Incorporated by Reference........................................ S-33
Appendix A--Glossary of Certain Terms......................................  A-1
                                PROSPECTUS
Available Information......................................................    4
Documents Incorporated by Reference........................................    4
Formation of the Trusts....................................................    5
Outline of the Leveraged Lease Structure...................................    5
Use of Proceeds............................................................    6
Mobil Corporation..........................................................    7
The Lessees................................................................    7
Ratio of Earnings to Fixed Charges of
 Mobil Corporation.........................................................    7
Description of the Certificates............................................    7
Description of the Secured Notes...........................................   19
Federal Income Tax Consequences............................................   23
Certain Massachusetts Taxes................................................   26
ERISA Considerations.......................................................   27
Plan of Distribution.......................................................   27
Legal Opinions.............................................................   29
Experts....................................................................   29

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                                  $95,331,000

                               MOBIL CORPORATION
                           1997-A PASS THROUGH TRUST
                           PASS THROUGH CERTIFICATES,
                                 SERIES 1997-A

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                          [LOGO OF MOBIL CORPORATION]

                                  -----------


                              GOLDMAN, SACHS & CO.


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